Exhibit 10.2

RECEIVABLES PURCHASE AGREEMENT

DATED AS OF MAY 21, 2004

AMONG

YELLOW ROADWAY RECEIVABLES FUNDING CORPORATION

AS SELLER,

FALCON ASSET SECURITIZATION CORPORATION,

BLUE RIDGE ASSET FUNDING CORPORATION,

AS CONDUITS,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

AS COMMITTED PURCHASERS,

WACHOVIA BANK, NATIONAL ASSOCIATION,

AS BLUE RIDGE AGENT

AND

BANK ONE, NA (MAIN OFFICE CHICAGO),

AS FALCON AGENT AND AS ADMINISTRATIVE AGENT

i

(n) Credit and Collection Policies		11
(o) Payments to the Applicable Originator		11
(p) Ownership of the Seller		11
(q) Not an Investment Company		11
(r) Purpose		11
(s) Net Receivables Balance		11

Section 3.2.	Committed Purchaser Representations and Warranties	11
(a) Existence and Power		11
(b) No Conflict		12
(c) Governmental Authorization		12
(d) Binding Effect		12

ARTICLE IV CONDITIONS OF PURCHASES		12

Section 4.1.	Conditions Precedent to Initial Purchase	12

Section 4.2.	Conditions Precedent to All Purchases and Reinvestments	12

ARTICLE V COVENANTS		13

Section 5.1.	Affirmative Covenants of Seller	13
(a) Financial Reporting		13
(i) Annual Reporting		13
(ii) Quarterly Reporting		13
(iii) Compliance Certificate		13
(iv) Copies of Notices, Etc. under Sale Agreement and Other Transaction Documents		14
(v) Change in Credit and Collection Policy		14
(vi) Other Information		14
(b) Notices		14
(i) Servicer Defaults or Potential Servicer Defaults		14
(ii) Judgment		14
(iii) Litigation		14
(iv) Termination Date under Sale Agreement		14
(v) Downgrade		14
(vi) Labor Strike, Walkout, Lockout or Slowdown		14
(c) Compliance with Laws		14
(d) Audits		15
(e) Keeping and Marking of Records and Books		15
(f) Compliance with Invoices and Credit and Collection Policy		15
(g) Purchase of Receivables from an Originator		15
(h) Ownership Interest		16
(i) Payment to the Applicable Originator		16
(j) Performance and Enforcement of Sale Agreement		16
(k) Purchasers’ Reliance		16
(l) Collections		18
(m) Minimum Net Worth		19

Section 5.2.	Negative Covenants of Seller	19
(a) Name Change, Offices, Records and Books of Accounts		19
(b) Change in Payment Instructions to Obligors		19
(c) Modifications to Invoices and Credit and Collection Policy		19
(d) Sales, Liens, Etc.		20
(e) Nature of Business; Other Agreements; Other Indebtedness		20
(f) Amendments to Sale Agreement		20
(g) Amendments to Corporate Documents		21
(h) Merger		21
(i) Restricted Junior Payments		21

Section 11.8.	CHOICE OF LAW	36

Section 11.9.	CONSENT TO JURISDICTION	36

Section 11.10.	WAIVER OF JURY TRIAL	37

Section 11.11.	Integration; Survival of Terms	37

Section 11.12.	Counterparts; Severability	37

Section 11.13.	Co-Agent Roles	37

Section 11.14.	Characterization	38

EXHIBIT I DEFINITIONS		43

EXHIBIT II CHIEF EXECUTIVE OFFICE OF THE SELLER; LOCATIONS OF RECORDS; FEDERAL EMPLOYER IDENTIFICATION NUMBER AND ORGANIZATIONAL IDENTIFICATION NUMBER		62

EXHIBIT III LOCKBOXES; COLLECTION ACCOUNTS; CONCENTRATION ACCOUNTS; AND DEPOSITARY ACCOUNTS		63

EXHIBIT IV FORM OF COMPLIANCE CERTIFICATE		64

EXHIBIT V FORM OF COLLECTION ACCOUNT AGREEMENT		66

EXHIBIT VI CREDIT AND COLLECTION POLICY		72

EXHIBIT VII FORM OF INVOICE(S)		73

EXHIBIT VIII FORM OF MONTHLY REPORT		74

EXHIBIT IX FORM OF PURCHASE NOTICE		77

SCHEDULE A DOCUMENTS AND RELATED ITEMS TO BE DELIVERED TO THE ADMINISTRATIVE AGENT ON OR PRIOR TO THE EFFECTIVENESS OF THE RECEIVABLES PURCHASE AGREEMENT		79

THIS RECEIVABLES PURCHASE AGREEMENT, dated as of May 21, 2004 (as amended, restated or otherwise modified from time to time, this “Agreement”), is by and among:

(a)	Yellow Roadway Receivables Funding Corporation, a Delaware corporation (the “Seller”),

(b)	Bank One, NA (Main Office Chicago) (“Bank One”) and Wachovia Bank, National Association (“Wachovia”), as Committed Purchasers,

(c)	Falcon Asset Securitization Corporation (“Falcon” or a “Conduit”) and Blue Ridge Asset Funding Corporation (“Blue Ridge” or a “Conduit”),

(d)	Bank One, NA (Main Office Chicago), as agent for the Falcon Group (together with its successors in such capacity, the “Falcon Agent” or a “Co-Agent”), and Wachovia Bank, National Association, as agent for the Blue Ridge Group (together with its successors in such capacity, the “Blue Ridge Agent” or a “Co-Agent”), and

(e)	Bank One, NA (Main Office Chicago), as administrative agent for the Groups pursuant to Article IX of this Agreement (together with its successors in such capacity, the “Administrative Agent”).

Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I hereto.

PRELIMINARY STATEMENTS

The Seller desires to transfer and assign Receivable Interests to the Purchasers from time to time.

Each of the Conduits may, in its absolute and sole discretion, purchase Receivable Interests from the Seller from time to time.

The Committed Purchasers shall, at the request of the Seller, purchase Receivable Interests from time to time.

Bank One has been requested and is willing to act as agent on behalf of the Falcon Group, and Wachovia has been requested and is willing to act as agent on behalf of the Blue Ridge Group in accordance with the terms hereof.

In addition, Bank One has been requested and is willing to act as administrative agent on behalf of the Groups in accordance with the terms hereof.

The parties hereto agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1. Purchase Facility. Upon the terms and subject to the conditions hereof, the Seller may from time to time prior to the Amortization Date request that the Groups purchase their respective Percentages of Receivable Interests offered for sale from time to time by delivering a Purchase Notice to the Co-Agents in accordance with Section 1.2. Upon receipt of a copy of each Purchase Notice from the Seller, each of the Co-Agents shall determine whether its Conduit will purchase its Group’s Percentage of the Receivable Interest specified in such Purchase Notice, and

(a) in the event that Falcon elects not to make its Percentage of such Purchase, the Falcon Agent shall promptly notify the Seller and, unless the Seller cancels the Purchase Notice, each of the Falcon Committed Purchasers severally agrees to make its Ratable Share of the Falcon Group’s Percentage of such Purchase on the terms and subject to the conditions hereof, provided that at no time may the aggregate Capital of the Falcon Group at any one time outstanding exceed the least of (i) the aggregate amount of the Falcon Committed Purchasers’ Commitments, (ii) the Falcon Group’s Percentage of the Purchase Limit, and (iii) the Falcon Group’s Percentage of the product of (A) 100% minus the Aggregate Reserve Percentage, times (B) the Net Receivables Balance; and

(b) in the event that Blue Ridge elects not to make its Percentage of such Purchase, the Blue Ridge Agent shall promptly notify the Seller and, unless the Seller cancels its Purchase Notice, each of the Blue Ridge Committed Purchasers severally agrees to make its Ratable Share of the Blue Ridge Group’s Percentage of such Purchase, on the terms and subject to the conditions hereof, provided that at no time may the aggregate Capital of the Blue Ridge Group at any one time outstanding exceed the least of (i) the aggregate amount of the Blue Ridge Committed Purchasers’ Commitments, (ii) the Blue Ridge Group’s Percentage of the Purchase Limit, and (iii) the Blue Ridge Group’s Percentage of the product of (A) 100% minus the Aggregate Reserve Percentage, times (B) the Net Receivables Balance.

The Seller may, upon at least 30 Business Days’ notice to the Agents, terminate in whole or reduce in part, ratably between the Groups (and within each Group, ratably amongst the Committed Purchasers therein), the unused portion of the Purchase Limit; provided that each partial reduction of the Purchase Limit shall be in an amount equal to $10,000,000 or a larger integral multiple of $5,000,000.

Section 1.2. Increases. The Seller shall provide the Co-Agents with at least two Business Days’ prior notice in a form set forth as Exhibit IX hereto of each Incremental Purchase (a “Purchase Notice”). Each Purchase Notice shall be subject to Section 4.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price and each Group’s Percentage thereof (which shall not be less than $1,000,000 per Group), the proposed date of purchase and the requested Discount Rate and Tranche Period in the event the Committed Purchasers of either Group participate in such Purchase. Following receipt of a Purchase Notice, each Co-Agent will determine whether its Conduit agrees to make its Group’s Percentage of such Purchase. If its Conduit declines to make its Percentage of the proposed Purchase, such Co-Agent shall promptly advise the Seller and the Servicer of such fact, and the Seller may thereupon cancel the Purchase Notice as to both Groups or, in the absence of such a cancellation, the Incremental Purchase of that Group’s Percentage of the applicable Receivable Interest will be made by the Committed Purchasers in such Group. On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article IV, each Conduit or its Committed Purchasers, as applicable, shall deposit to the Facility Account, in immediately available funds, no later than 12:00 noon (Chicago time), an amount equal to (i) in the case of a Conduit, its Group’s Percentage of the aggregate Purchase Price of the Receivable Interests described in such Purchase Notice or (ii) in the case of a Committed Purchaser, such Committed Purchaser’s Pro Rata Share of its Group’s Percentage of the aggregate Purchase Price of such Receivable Interests.

Section 1.3. Decreases. The Seller shall provide the Co-Agents with prior written notice in conformity with the Required Notice Period of any reduction requested by the Seller of the aggregate Capital outstanding (a “Reduction Notice”). Such Reduction Notice shall designate (i) the date (the “Proposed Reduction Date”) upon which any such reduction of Capital shall occur (which date shall give effect to the applicable Required Notice Period), and (ii) the aggregate amount of the Groups’ Capital to be reduced (the “Aggregate Reduction”), which shall be applied ratably to the Receivable Interests of each Group in accordance with the amount of Capital owing to each and within each Group, ratably in accordance with the amount of Capital, if any, owing to each member of such Group. Only one (1) Reduction Notice shall be outstanding at any time.

Section 1.4. Payment Requirements. All amounts to be paid or deposited by the Seller or the Servicer pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (Chicago time) on the day when due in immediately available funds, and if not received before 12:00 noon (Chicago time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to the Administrative Agent or a member of the Falcon Group, they shall be paid for its account to the Falcon Agent, at 1 Bank One Plaza, Chicago, Illinois 60670 until otherwise notified by the Falcon Agent. If such amounts are payable to a member of the Blue Ridge Group, they shall be paid for its account to the Blue Ridge Agent, at 301 S. College Street, Charlotte, North Carolina 28288 until otherwise notified by the Blue Ridge Agent. In the event the Seller shall fail to pay any amount when due hereunder, upon notice to the Seller, the Administrative Agent may debit the Facility Account for all such amounts due and payable hereunder. All computations of Discount, per annum fees calculated as part of any CP Costs, per annum fees hereunder and under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

Section 1.5. Payments and Collections.

Section 1.5.1. Payments. Notwithstanding any limitation on recourse contained in this Agreement, the Seller shall immediately pay to each of the Co-Agents when due, for the account of the relevant Purchaser or Purchasers in its Group, on a full recourse basis, (i) such fees as are set forth in the applicable Fee Letter (which fees shall be sufficient to pay all fees owing to the Committed Purchasers in such Co-Agent’s Group), (ii) all CP Costs owing to such Co-Agent’s Conduit, (iii) all amounts payable as Discount to the Committed Purchasers in such Group, (iv) such Co-Agent’s Group’s Percentage of all amounts payable as Deemed Collections (which shall be applied to reduce such Group’s outstanding Capital hereunder in accordance with Sections 1.5.2 and 1.5.3 hereof), (v) such Co-Agent’s Group’s Percentage of all amounts payable to reduce the aggregate Capital of the Receivables Interests, if required, pursuant to Section 1.5.6, (vi) such Co-Agent’s Group’s Percentage of all amounts payable pursuant to Article VIII, if any, (vii) such Co-Agent’s Group’s Percentage of all Servicer costs and expenses in connection with servicing, administering and collecting the Receivables, and (viii) such Co-Agent’s Group’s share of all Broken Funding Costs (collectively, the “Obligations”). Notwithstanding the foregoing, no provision of this Agreement or any Fee Letter shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time the Seller receives any Collections or is deemed to receive any Collections, the Seller shall promptly pay such Collections or Deemed Collections to the Servicer and, at all times prior to such payment, such Collections shall be held in trust by the Seller for the exclusive benefit of the Purchasers and the Agents.

Section 1.5.2 Collections Prior to Amortization. Prior to the Amortization Date, any Collections and/or Deemed Collections received by the Servicer (after the initial Purchase of a Receivable Interest hereunder) shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 1.5.2. If at any time any Collections are received by the Servicer prior to the Amortization Date, the Seller hereby requests, and the Purchasers in each Group hereby agree to make, simultaneously with such receipt, a reinvestment (each, a “Reinvestment”) with each Group’s Percentage of each and every Collection received by the Servicer that is part of any Receivable Interest, such that after giving effect to such Reinvestment, the amount of Capital of such Receivable Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Capital immediately prior to such receipt. On each Settlement Date prior to the occurrence of the Amortization Date, the Servicer shall remit to each Co-Agent’s respective account specified in Section 1.4 such Co-Agent’s Group’s Percentage of the amounts set aside during the preceding Settlement Period that were not the subject of a Reinvestment and apply such amounts (if not previously paid in accordance with Section 1.5.1) to reduce unpaid CP Costs, Discount and other Obligations owing to the members of such Group. If such CP Costs, Discount and other Obligations shall be reduced to zero, each Group’s Percentage of any additional Collections received by the Servicer shall (i) if applicable, be remitted to the applicable Co-Agent’s account no later than 12:00 noon (Chicago time) to the extent required to fund such Group’s Percentage of any Aggregate Reduction on such Settlement Date and (ii) thereafter be remitted from the Servicer to the Seller on such Settlement Date.

Section 1.5.3 Collections Following Amortization. On the Amortization Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the holder of each Receivable Interest, all Collections received on each such day. Such Collections shall be held in trust for each Group by the Servicer in accordance with their respective Percentages. On and after the Amortization Date, the Servicer shall, at any time upon the request from time to time by (or pursuant to standing instructions from) the Administrative Agent (i) remit to each Co-Agent’s account specified in Section 1.4, such Co-Agent’s Group’s Percentage of the amounts set aside pursuant to the preceding sentence, and (ii) apply such amounts to reduce such Group’s Capital associated with each such Receivable Interest and any other Aggregate Unpaids owing to such Group.

Section 1.5.4. Application of Collections. If there shall be insufficient funds on deposit for the Servicer to distribute funds in payment in full of the aforementioned amounts pursuant to Section 1.5.2 or 1.5.3 (as applicable), the Servicer shall distribute funds:

first, to the Servicer in payment of the Servicer’s reasonable out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables if the Seller or one of its Affiliates is not then acting as the Servicer, second, to the Administrative Agent, in reimbursement of the Administrative Agent’s costs of collection and enforcement of this Agreement,

third, to each of the Co-Agents, ratably in accordance with its Group’s respective Percentage, in payment of accrued and unpaid Discount and CP Costs when and as due (to be shared ratably amongst the Purchasers in each Group in accordance with their respective shares thereof), fourth, to each of the Co-Agents, ratably in accordance with its Group’s respective Percentage, in reduction (if applicable) of their Group’s Capital (to be shared ratably amongst the Purchasers in each Group in accordance with their respective shares thereof), fifth, to each of the Co-Agents, ratably in accordance with its Group’s respective Percentage, in ratable payment of all other unpaid Obligations owing to such Group, provided that to the extent such Obligations relate to a Group’s Percentage of the payment of Servicer costs and expenses when the Seller or one of its Affiliates is acting as the Servicer, such costs and expenses will not be paid until after the payment in full of all other Obligations, and sixth, after the Aggregate Unpaids have been indefeasibly reduced to zero, to the Seller.

Section 1.5.5. Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. The Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to each applicable Co-Agent (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus, if such amount represented a refund of Capital, CP Costs or Discount, as applicable, with respect thereto from the date of any such rescission, return or refunding.

Section 1.5.6. Maximum of Purchasers’ Receivable Interests. The Seller shall ensure that the aggregate Receivable Interests of the Purchasers shall at no time exceed 100%. If, on any day, the aggregate Receivable Interests of the Purchasers exceeds 100%, (a) the Seller shall determine the amount that must be applied to the reduction of Capital of the Receivable Interests to eliminate such excess (the “Mandatory Reduction Amount”), and the Seller shall immediately pay to each of the Co-Agents, its Group’s respective Percentage of the Mandatory Reduction Amount for distribution to the Purchasers in such Group ratably in accordance with their respective amounts of Capital outstanding.

Section 1.5.7. Repurchase Option. The Seller shall have the right, by prior written notice to the Agents given in not less than the Required Notice Period, at any time to repurchase from the Purchasers all, but not less than all, of the then outstanding Receivable Interests. The aggregate purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser or any Agent.

Section 1.6. Conduit Funding.

Section 1.6.1. CP Costs. The Seller shall pay CP Costs with respect to the Capital associated with each Receivable Interest of a Conduit for each day that any Capital in respect of such Receivable Interest is outstanding; provided, however, that from and after the occurrence of a Servicer Default, the Seller shall pay Discount at the Default Rate with respect to each such Receivable Interest. Each Receivable Interest funded by a Conduit substantially with Pooled Commercial Paper will accrue CP Costs each day on a pro rata basis, based upon the percentage share the Capital in respect of such Receivable Interest represents in relation to all assets held by such Conduit and funded substantially with Pooled Commercial Paper.

Section 1.6.2. CP Costs Payments. On each Settlement Date, the Seller shall pay to each Co-Agent (for the benefit of its Conduit) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the Capital associated with all Receivable Interests of such Conduit for the immediately preceding Accrual Period in accordance with Section 1.5.

Section 1.6.3. Calculation of CP Costs. On the 10th Business Day immediately preceding each Settlement Date, each Conduit shall calculate the aggregate amount of CP Costs (or, as applicable, Discount at the Default Rate) owing to it for the applicable Accrual Period and shall notify the Seller of such aggregate amount.

Section 1.7. Committed Purchaser Funding.

Section 1.7.1. Committed Purchaser Funding. Each Receivable Interest of the Committed Purchasers in a Group shall accrue Discount for each day during its Tranche Period at the LIBOR Rate, the Base Rate or, from and after the occurrence of a Servicer Default and during the continuance thereof, the Default Rate in accordance with the terms and conditions hereof. Until the Seller gives notice to the applicable Co-Agent of another Discount Rate in accordance with Section 1.7.4, the initial Discount Rate for any Receivable Interest transferred to the Committed Purchasers in a Group pursuant to the terms and conditions hereof, and the new Discount Rate for any Terminating Tranche, shall be the Base Rate and the applicable Tranche Period shall be a period of one Business Day commencing on the day requested in the Purchase Notice or on the last day of a Terminating Tranche, as applicable. If the Committed Purchasers in a Group acquire by assignment from the applicable Conduit any Receivable Interest pursuant to a Liquidity Agreement, the applicable Co-Agent shall promptly notify Seller of such fact and each Receivable Interest so assigned shall each be deemed to have a new Tranche Period commencing on the date of any such assignment.

Section 1.7.2. Discount Payments. On the Settlement Date for each Receivable Interest of the Committed Purchasers in a Group, the Seller shall pay to the applicable Co-Agent (for the benefit of such Committed Purchasers) an aggregate amount equal to the accrued and unpaid Discount for the entire Tranche Period of each such Receivable Interest in accordance with Section 1.5.

Section 1.7.3. Selection and Continuation of Tranche Periods. (a) With consultation from (and approval by) the applicable Co-Agent, the Seller shall from time to time request Tranche Periods for the Receivable Interests of the Committed Purchasers in each Group, provided that, if at any time the Committed Purchasers in a Group shall have a Receivable Interest, the Seller shall always request Tranche Periods such that at least one Tranche Period shall end on each date specified in clause (A) of the definition of Settlement Date.

(b) The Seller or the applicable Co-Agent may, effective on the last day of a Tranche Period (the “Terminating Tranche”) for any Receivable Interest, divide any such Receivable Interest into multiple Receivable Interests or combine any such Receivable Interest with one or more other Receivable Interests which either have a Terminating Tranche ending on such day or are newly created on such day, provided that in no event may a Receivable Interest of a Conduit be combined with a Receivable Interest of its Committed Purchasers.

Section 1.7.4. Committed Purchaser Discount Rates. Prior to the occurrence and continuance of a Servicer Default, the Seller may select the LIBOR Rate or the Base Rate for each Receivable Interest of the Committed Purchasers in either Group. The Seller shall by 11:00 a.m. (Chicago time): (i) at least three (3) Business Days prior to the expiration of any Terminating Tranche with respect to which the LIBOR Rate is being requested as a new Discount Rate and (ii) at least one (1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Base Rate is being requested as a new Discount Rate, give the applicable Co-Agent irrevocable notice of the new Discount Rate for the Receivable Interest associated with such Terminating Tranche. From and after the occurrence of a Servicer Default and during the continuance thereof, all Receivable Interests shall accrue Discount at the Default Rate.

Section 1.7.5. Suspension of the LIBOR Rate. If any Committed Purchaser notifies its Co-Agent that it has determined that funding its Pro Rata Share of the Receivable Interests of the Committed Purchasers in such Group at a LIBOR Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Receivable Interests at such LIBOR Rate are not available or (ii) such LIBOR Rate does not accurately reflect the cost of acquiring or maintaining a Receivable Interest at such LIBOR Rate, then such Co-Agent shall suspend the availability of such LIBOR Rate from its Group and require the Seller to select the Base Rate for any Receivable Interest of the Committed Purchasers in its Group that has been accruing Discount at such LIBOR Rate.

Section 1.7.6. Calculation of Discount. On the 10th Business Day immediately preceding each Settlement Date for each Receivable Interest of the Committed Purchasers in a Group, the applicable Co-Agent shall calculate the aggregate amount of Discount for the applicable Tranche Period and shall notify the Seller of such aggregate amount, if any.

Section 1.8. Grant of Security Interest. The Seller hereby grants to the Administrative Agent for the ratable benefit of the Groups a security interest in all of its interest, now owned or hereafter acquired, in the Receivables, the Related Security, each Collection Account, the Collections and proceeds thereof to secure payment of the Aggregate Unpaids, including its indemnity obligations under Article VIII and all other obligations owed hereunder to the Agents and the Purchasers. If the conveyance by the Seller of interests in Receivables hereunder shall be characterized as a secured loan and not a sale, it is the intention of the parties hereto that this Agreement shall constitute a security agreement under applicable law, and that the Seller shall be deemed to have granted to the Administrative Agent for the ratable benefit of the Groups a duly perfected security interest in all of the Seller’s right, title and interest in, to and under the Receivables, the Collections, each Collection Account, all Related Security, all payments on or with respect to such Receivables, all other rights relating to and payments made in respect of the Receivables, and all proceeds of any thereof prior to all other liens on and security interests therein. After a Servicer Default, the Administrative Agent, on behalf of the Groups, shall have, in addition to the rights and remedies it may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the UCC and other applicable law, which rights and remedies shall be cumulative.

Section 1.9. Servicer Fee. To the extent of available Collections in accordance with the priorities set forth in Sections 1.5.2 and 1.5.3, on the first Business Day of each month while any Aggregate Unpaids are outstanding, the Servicer shall be paid a servicing and collection fee (the “Servicer Fee”) equal to 1.0% per annum (or such other arm’s length fee as may be mutually agreed upon from time to time by the Servicer, the Originators and the Administrative Agent) on the average daily amount of Capital during the calendar month (or portion thereof) then most recently ended. The Servicer Fee shall be computed for actual days elapsed on the basis of a year consisting of 365 days.

ARTICLE II

[RESERVED]

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1. Seller Representations and Warranties. The Seller hereby represents and warrants to the Agents and the Purchasers that:

(a) Corporate Existence and Power. The Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except for such licenses, authorization, consents and approvals the failure to obtain any of which would not have a Material Adverse Effect.

(b) No Conflict. The execution, delivery and performance by the Seller of this Agreement and each other Transaction Document, and the Seller’s use of the proceeds of purchases made hereunder, are within its corporate or banking association powers, have been duly authorized by all necessary corporate or banking association action, do not breach or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of the Seller or its Subsidiaries (except created hereunder); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law. This Agreement and each other Transaction Document has been duly authorized, executed and delivered by the Seller.

(c) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of the Transaction Documents.

(d) Binding Effect. The Transaction Documents constitute the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally.

(e) Accuracy of Information. All information heretofore furnished by the Seller or any of its Affiliates to the Agents or the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Seller or any of its Affiliates to the Purchasers will be, true and accurate in every material respect, on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(f) Use of Proceeds. No proceeds of any purchase hereunder will be used (i) for a purpose which violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(g) Title to Receivables. Each Receivable has been purchased by the Seller from the applicable Originator in accordance with the terms of the Sale Agreement, and the Seller has thereby irrevocably obtained all legal and equitable title to, and has the legal right to sell and encumber, such Receivable, its Collections and the Related Security. Each such Receivable has been transferred to the Seller free and clear of any Adverse Claim. Without limiting the foregoing, there has been duly filed all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions (or any comparable law) to perfect the Seller’s ownership interest in such Receivable.

(h) Good Title; Perfection. Immediately prior to each purchase hereunder, the Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. This Agreement is effective to, and shall, upon each purchase hereunder, transfer to the relevant Purchaser or Purchasers (and such Purchaser or Purchasers shall acquire from the Seller) a valid and perfected first priority undivided percentage ownership interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transactions Documents.

(i) Places of Business. The principal places of business and chief executive office of the Seller and the offices where the Seller keeps all its Records are located at the address(es) listed on Exhibit II or such other locations notified to the Administrative Agent in accordance with Section 5.2(a) in jurisdictions where all action required by Section 5.2(a) has been taken and completed. The Seller’s Federal Employer Identification Number and Organizational Identification Number are correctly set forth on Exhibit II.

(j) Collection Banks; etc. Except as otherwise notified to the Administrative Agent in accordance with Section 5.2(b):

(i) the Seller has instructed, or has caused each Originator to instruct, all Obligors to pay all Collections directly to a segregated lock-box identified on Exhibit III hereto,

(ii) in the case of all proceeds remitted to any such lock-box which is now or hereafter established, such proceeds will be deposited directly by the applicable Collection Bank into a concentration account or a depository account listed on Exhibit III,

(iii) the names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of the Seller at each Collection Bank, are listed on Exhibit III, and

(iv) each lock-box and Collection Account to which Collections are remitted shall be subject to a Collection Account Agreement that is then in full force and effect; provided, however, that the Collection Account(s) at Bank of America, N.A. need not be subject to a Collection Account Agreement until July 21, 2004.

In the case of lock-boxes and Collection Accounts identified on Exhibit III which were established by an Originator or by any Person other than the Seller, exclusive dominion and control thereof has been transferred to the Seller. The Seller has not granted to any Person, other than the Administrative Agent as contemplated by this Agreement, dominion and control of any lock-box or Collection Account, or the right to take dominion and control of any lock-box or Collection Account at a future time or upon the occurrence of a future event.

(k) Material Adverse Effect. Since December 31, 2003, no event has occurred which would have a Material Adverse Effect.

(l) Names. In the past five years, the Seller has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.

(m) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of the Seller’s knowledge, threatened, against or affecting the Seller or any Originator, or any of the respective properties of the Seller or any Originator, in or before any court, arbitrator or other body, which are reasonably likely to (i) adversely affect the collectibility of a material portion of the Receivables, (ii) materially adversely affect the financial condition of the Seller or any Originator or (iii) materially adversely affect the ability of the Seller or any Originator to perform its obligations under the Transaction Documents. Neither the Seller nor any Originator is in default with respect to any order of any court, arbitrator or governmental body.

(n) Credit and Collection Policies. With respect to each Receivable, each of the applicable Originator, the Seller and the Servicer has complied in all material respects with the Credit and Collection Policy.

(o) Payments to the Applicable Originator. With respect to each Receivable transferred to the Seller, the Seller has given reasonably equivalent value to the applicable Originator in consideration for such transfer of such Receivable and the Related Security with respect thereto under the Sale Agreement and such transfer was not made for or on account of an antecedent debt. No transfer by an Originator of any Receivable is or may be voidable under any Section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(p) Ownership of the Seller. Yellow Roadway Corporation owns, directly or indirectly, 100% of the issued and outstanding capital stock of the Seller. Such capital stock is validly issued, fully paid and nonassessable and there are no options, warrants or other rights to acquire securities of the Seller.

(q) Not an Investment Company. The Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute.

(r) Purpose. The Seller has determined that, from a business viewpoint, the purchase of Receivables and related interests from the Originators under the Sale Agreement, and the sale of Receivable Interests to the Purchasers and the other transactions contemplated herein, are in the best interest of the Seller.

(s) Net Receivables Balance. Both before and after giving effect to each Incremental Purchase and Reinvestment, the Net Receivables Balance equals or exceeds the sum of (i) the product of the Net Receivables Balance multiplied by the Aggregate Reserve Percentage, and by (ii) the aggregate Capital outstanding.

Section 3.2. Committed Purchaser Representations and Warranties. Each Committed Purchaser hereby represents and warrants to its applicable Co-Agent and Conduit that:

(a) Existence and Power. Such Committed Purchaser is a corporation or a banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate power to perform its obligations hereunder.

(b) No Conflict. The execution, delivery and performance by such Committed Purchaser of this Agreement are within its corporate powers, have been duly authorized by all necessary corporate action, do not breach or violate (i) its certificate or articles of incorporation or association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets. This Agreement has been duly authorized, executed and delivered by such Committed Purchaser.

(c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Committed Purchaser of this Agreement.

(d) Binding Effect. This Agreement constitutes the legal, valid and binding obligation of such Committed Purchaser enforceable against such Committed Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally.

ARTICLE IV

CONDITIONS OF PURCHASES

Section 4.1. Conditions Precedent to Initial Purchase. The initial Purchase of a Receivable Interest under this Agreement is subject to the conditions precedent that (a) the Administrative Agent shall have received on or before the date of such Purchase those documents listed on Schedule A hereto, and (b) each of the Agents shall have been paid all fees required to be paid on such date pursuant to the terms of the Fee Letters.

Section 4.2. Conditions Precedent to All Purchases and Reinvestments. Each Purchase of a Receivable Interest and each Reinvestment shall be subject to the further conditions precedent that:

(a) in the case of each such purchase, the Servicer shall have delivered to the Agents on or prior to the date of such purchase, in form and substance satisfactory to the Agents, all Monthly Reports as and when due under Section 6.5;

(b) on the date of each such purchase or Reinvestment, the following statements shall be true both before and after giving effect to such purchase or Reinvestment (and acceptance of the proceeds of such purchase or Reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

(i) the representations and warranties set forth in Section 3.1 are correct on and as of the date of such purchase or Reinvestment as though made on and as of such date; provided, however, that the representation and warranty set forth in

Section 3.1(k) need only be true and correct as of the date of the initial purchase of Receivable Interests hereunder;

(ii) no event has occurred, or would result from such purchase or Reinvestment, that will constitute a Servicer Default, and no event has occurred and is continuing, or would result from such purchase or Reinvestment, that would constitute a Potential Servicer Default; and

(iii) the Liquidity Termination Date shall not have occurred, the aggregate Capital of all Receivable Interests shall not exceed the Purchase Limit and the aggregate Receivable Interests shall not exceed 100%; and

(c) the Administrative Agent shall have received such other approvals, opinions or documents as any Agent may reasonably request.

ARTICLE V

COVENANTS

Section 5.1. Affirmative Covenants of Seller. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full, the Seller hereby covenants, individually and in its capacity as Servicer, that:

(a) Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Co-Agents:

(i) Annual Reporting. Within 90 days after the close of each of its fiscal years, financial statements for such fiscal year certified in a manner reasonably acceptable to the Administrative Agent by the Chief Financial Officer of the Seller, together with the financial statements of Yellow Roadway Corporation required under Section 4.1(a)(i) of the Sale Agreement.

(ii) Quarterly Reporting. Within 45 days after the close of the first three quarterly periods of each of its fiscal years, balance sheets as at the close of each such period and statements of income and retained earnings and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its Chief Financial Officer, together with the financial statements of Yellow Roadway Corporation required under Section 4.1(a)(ii) of the Sale Agreement.

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit IV signed by the Seller’s Chief Financial Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be, together with the certificate of Yellow Roadway Corporation required under Section 4.1(a)(iii) of the Sale Agreement.

(iv) Copies of Notices, Etc. under Sale Agreement and Other Transaction Documents. Forthwith upon its receipt of any notice, request for consent, financial statements of Yellow Roadway Corporation, certification, report or other communication under or in connection with any Transaction Document from any Person other than one of the Agents or Purchasers, copies of the same.

(v) Change in Credit and Collection Policy. At least 30 days prior to the effectiveness of any material change in or amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice indicating such change or amendment.

(vi) Other Information. Such other information (including non-financial information) as any Agent or Purchaser may from time to time reasonably request.

(b) Notices. The Seller will notify the Agents in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Servicer Defaults or Potential Servicer Defaults. The occurrence of each Servicer Default or each Potential Servicer Default, by a statement of the Chief Financial Officer of the Seller;

(ii) Judgment. The entry of any judgment or decree against the Seller;

(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding against the Seller or to which the Seller becomes party;

(iv) Termination Date under Sale Agreement. The declaration by any Originator of the “Termination Date” under the Sale Agreement;

(v) Downgrade. Any downgrade in the rating of any Indebtedness of the Seller, any Originator or Yellow Roadway Corporation by Standard & Poor’s Ratings Group or by Moody’s Investors Service, Inc., setting forth the Indebtedness affected and the nature of such change; and

(vi) Labor Strike, Walkout, Lockout or Slowdown. The commencement or threat of any labor strike, walkout, lockout or concerted labor slowdown against Yellow Roadway Corporation or any of its Affiliates which prevents, or could reasonably be likely to prevent, pick-ups, shipments and/or deliveries by any Originator, and which could reasonably be expected to have a Material Adverse Effect (collectively, “Labor Actions”).

(c) Compliance with Laws. The Seller will comply in all material respects with all applicable laws, rules, regulations, orders writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to comply would not have a Material Adverse Effect.

(d) Audits. The Seller will furnish to the Agents from time to time such information with respect to it and the Receivables as any Agent may reasonably request. The Seller shall, from time to time during regular business hours as requested by any Agent upon reasonable notice, permit the Agents, or their agents or representatives (and shall cause the Originators to permit the Agents or their agents or representatives) (i) to examine and make copies of and abstracts from all Records in the possession or under the control of the Seller or an Originator relating to Receivables and the Related Security, including, without limitation, the related Invoices, and (ii) to visit the offices and properties of the Seller and the Originators for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to the Seller’s or any Originator’s financial condition or the Receivables and the Related Security or the Seller’s performance hereunder, or any Originator’s performance under any of the other Transaction Documents, or the Seller’s or any Originator’s performance under the Invoices with any of the officers or employees of the Seller or any Originator having knowledge of such matters.

(e) Keeping and Marking of Records and Books.

(i) The Seller will, and will cause the Originators to, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Seller will, and will cause the Originators to, give the Agents notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) The Seller will, and will cause each of the Originators to, (a) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivables with a legend, reasonably acceptable to the Administrative Agent, describing the Receivable Interests and (b) upon the request of the Administrative Agent: (A) mark each Invoice with a legend describing the Receivable Interests and (B) deliver to the Administrative Agent all Invoices (including, without limitation, all multiple originals of any such Invoice) relating to the Receivables.

(f) Compliance with Invoices and Credit and Collection Policy. The Seller will, and will cause the Originators to, timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Invoices (other than bills of lading) related to the Receivables, and (ii) comply in all material respects with any bills of lading included in the Invoices and with the Credit and Collection Policy. The Seller will, and will cause the Originators to, pay when due any taxes payable in connection with the Receivables.

(g) Purchase of Receivables from an Originator. With respect to each Receivable purchased under the Sale Agreement, the Seller shall (or shall cause the applicable Originator to) take all actions necessary to vest legal and equitable title to such Receivable and the Related

Security irrevocably in the Seller, including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions (or any comparable law) to perfect the Seller’s interest in such Receivable and such other action to perfect, protect or more fully evidence the interest of the Seller as the Administrative Agent may reasonably request.

(h) Ownership Interest. The Seller shall take all necessary action to establish and maintain a valid and perfected first priority undivided percentage ownership interest in the Receivables and the Related Security and Collections with respect thereto, to the full extent contemplated herein, in favor of the Agents and the Purchasers, including, without limitation, taking such action to perfect, protect or more fully evidence the interest of the Administrative Agent on behalf of the Groups hereunder as any Agent may reasonably request.

(i) Payment to the Applicable Originator. With respect to each Receivable purchased by the Seller from an Originator, such sale shall be effected under, and in strict compliance with the terms of, the Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to the applicable Originator in respect of the purchase price for such Receivable.

(j) Performance and Enforcement of Sale Agreement. The Seller shall timely perform the obligations required to be performed by the Seller, and shall vigorously enforce the rights and remedies accorded to the Seller, under the Sale Agreement. The Seller shall take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent, on behalf of the Groups, as assignee of the Seller) under the Sale Agreement as the Administrative Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Sale Agreement.

(k) Purchasers’ Reliance. The Seller acknowledges that the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon the Seller’s identity as a legal entity that is separate from each of the Originators and Yellow Roadway Corporation. Therefore, from and after the date of execution and delivery of this Agreement, the Seller shall take all reasonable steps including, without limitation, all steps that any Agent or Purchaser may from time to time reasonably request to maintain the Seller’s identity as a separate legal entity and to make it manifest to third parties that the Seller is an entity with assets and liabilities distinct from those of the Originators and any Affiliates thereof and not just a division of one of the Originators. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Seller shall:

(i) conduct its own business in its own name and require that all full-time employees of the Seller, if any, identify themselves as such and not as employees of an Originator (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as the Seller’s employees);

(ii) compensate all employees, consultants and agents directly, from the Seller’s bank accounts, for services provided to the Seller by such employees,

consultants and agents and, to the extent any employee, consultant or agent of the Seller is also an employee, consultant or agent of an Originator, allocate the compensation of such employee, consultant or agent between the Seller and such Originator on a basis which reflects the services rendered to the Seller and such Originator;

(iii) clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of an Originator, the Seller shall lease such office at a fair market rent;

(iv) have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;

(v) conduct all transactions with each Originator (including, without limitation, any delegation of its obligations hereunder as Servicer) strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between the Seller and such Originator on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(vi) at all times have at least two members of its Board of Directors (each, an “Independent Director”) who are not at such time, and have not have been at any time during the preceding five years (A) a director, officer, employee or affiliate of Yellow Roadway Corporation or any of its subsidiaries or affiliates, or (B) the beneficial owner at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director, of five percent (5%) of the outstanding common shares of Yellow Roadway Corporation having general voting rights; provided, however, that a director who otherwise meets the description of Independent Director as set forth herein shall not be disqualified from serving as an Independent Director of the Seller if he or she is also a director of another corporation that is an Affiliate of Yellow Roadway Corporation with a certificate of incorporation substantially similar to the certificate of incorporation of the Seller;

(vii) observe all corporate formalities as a distinct entity, and ensure that all corporate actions relating to (A) the selection, maintenance or replacement of the Independent Directors, (B) the dissolution or liquidation of the Seller or (C) the initiation of participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving the Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Directors);

(viii) maintain the Seller’s books and records separate from those of the Originators and otherwise readily identifiable as its own assets rather than assets of an Originator;

(ix) prepare its financial statements separately from those of the Originators and insure that any consolidated financial statements of the Originators or any Affiliate thereof that include the Seller and which are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that the Seller is a separate corporate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of the Seller;

(x) except as herein specifically otherwise provided, not commingle funds or other assets of the Seller with those of the Originators and not maintain bank accounts or other depository accounts to which any Originator is an account party, into which any Originator makes deposits or from which any Originator has the power to make withdrawals;

(xi) not permit any Originator to pay any of the Seller’s operating expenses (except pursuant to allocation arrangements that comply with the requirements of this Section 5.1(k));

(xii) not permit the Seller to be named as an insured on the insurance policy covering the property of any Originator or enter into an agreement with the holder of such policy whereby in the event of a loss in connection with such property, proceeds are paid to the Seller; and

(xiii) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Fulbright & Jaworski L.L.P., as counsel for the Seller, in connection with the closing or initial purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(l) Collections. The Seller shall instruct all Obligors, or cause the Originators to instruct, all Obligors to pay all Collections directly to a segregated lock-box or other Collection Account listed on Exhibit III, each of which is subject to a Collection Account Agreement; provided, however, that the Collection Account(s) at Bank of America, N.A. need not be subject to a Collection Account Agreement until July 21, 2004. In the case of payments remitted to any such lock-box, the Seller shall cause all proceeds from such lock-box to be deposited directly by a Collection Bank into a Collection Account listed on Exhibit III, which is subject to a Collection Account Agreement; provided, however, that the Collection Account(s) at Bank of America, N.A. need not be subject to a Collection Account Agreement until July 21, 2004. The Seller shall maintain exclusive dominion and control (subject to the terms of this Agreement) to each such Collection Account. In the case of any Collections received by the Seller or any Originator, the Seller shall remit (or shall cause such Originator to remit) such Collections to a Collection Account not later than the Business Day immediately following the date of receipt of such Collections, and, at all times prior to such remittance, the Seller shall itself hold (or, if applicable, shall cause such Originator to hold) such Collections in trust, for the exclusive benefit of the Purchasers and the Agents. In the case of any remittances received by the Seller in any such Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Seller shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Administrative Agent (at the direction of either Co-Agent) delivers to any of the Collection Banks a Collection Notice pursuant to Section 6.3, any Agent may request that the Seller, and the Seller thereupon promptly shall and shall direct the Originators to, direct all Obligors on Receivables to remit all payments thereon to a new depositary account (the “New Concentration Account”) specified by the Administrative Agent and, at all times thereafter the Seller shall not deposit or otherwise credit, and shall not permit any Originator or any other Person to deposit or otherwise credit to the New Concentration Account any cash or payment item other than Collections. Alternatively, the Administrative Agent may request that the Seller, and the Seller thereupon promptly shall, direct all Persons then making remittances to any Collection Account listed on Exhibit III which remittances are not payments on Receivables to deliver such remittances to a location other than an account listed on Exhibit III.

(m) Minimum Net Worth. The Seller shall at all times maintain total assets which exceed its total liabilities by not less than 3% of the Purchase Limit at such time.

Section 5.2. Negative Covenants of Seller. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full, the Seller hereby covenants, individually and in its capacity as Servicer, that:

(a) Name Change, Offices, Records and Books of Accounts. The Seller will not change its name, identity or corporate structure (within the meaning of Section 9-402(7) of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Administrative Agent at least 45 days prior notice thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents requested by the Administrative Agent in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. The Seller will not add or terminate any bank as a Collection Bank from those listed in Exhibit III, or make any change in its instructions to Obligors regarding payments to be made to the Seller or payments to be made to any lock-box, Collection Account or Collection Bank, unless the Administrative Agent shall have received, at least fifteen (15) Business Days before the proposed effective date therefor:

(i) written notice of such addition, termination or change, and

(ii) with respect to the addition of a lock-box, Collection Account or Collection Bank, an executed account agreement and an executed Collection Account Agreement from such Collection Bank relating thereto;

provided, however, that the Seller may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing lock-box or Collection Account that is subject to a Collection Account Agreement then in effect.

(c) Modifications to Invoices and Credit and Collection Policy. The Seller will not make any change to the Credit and Collection Policy which would be reasonably likely to adversely affect the collectibility of any material portion of the Receivables or decrease the credit quality of any newly created Receivables. Except as provided in Section 6.2(c), the Seller, acting as Servicer or otherwise, will not extend, amend or otherwise modify the terms of any Receivable or any Invoice related thereto other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens, Etc. The Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to any Receivable, Related Security or Collections, or upon or with respect to any Invoice under which any Receivable arises, or any lock-box or Collection Account or assign any right to receive income in respect thereof (other than, in each case, the creation of the interests therein in favor of the Administrative Agent and the Purchasers provided for herein), and the Seller shall defend the right, title and interest of the Agents and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Seller or any Originator.

(e) Nature of Business; Other Agreements; Other Indebtedness. The Seller shall not engage in any business or activity of any kind or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking other than the transactions contemplated and authorized by this Agreement and the Sale Agreement. Without limiting the generality of the foregoing, the Seller shall not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than:

(i) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

(ii) the incurrence of obligations under this Agreement,

(iii) the incurrence of obligations, as expressly contemplated in the Sale Agreement, to make payment to the applicable Originator thereunder for the purchase of Receivables from such Originator under the Sale Agreement, and

(iv) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated in Section 5.1(k) of this Agreement.

In the event the Seller shall at any time borrow a “Revolving Loan” under the Sale Agreement, the obligations of the Seller in connection therewith shall be subordinated to the obligations of the Seller to the Purchasers and the Agents under this Agreement, on such terms as shall be satisfactory to the Administrative Agent.

(f) Amendments to Sale Agreement. The Seller shall not, without the prior written consent of the Agents:

(i) cancel or terminate the Sale Agreement,

(ii) give any consent to or waiver of (or take any action having the same effect on) any provision of the Sale Agreement,

(iii) waive any default, action, omission or breach under the Sale Agreement, or otherwise grant any indulgence thereunder, or

(iv) amend, supplement or otherwise modify any of the terms of the Sale Agreement.

(g) Amendments to Corporate Documents. The Seller shall not amend its Certificate of Incorporation or By-Laws in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 5.1(k) of this Agreement.

(h) Merger. The Seller shall not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person.

(i) Restricted Junior Payments. The Seller shall not make any Restricted Junior Payment if a Servicer Default or Potential Servicer Default exists or would result therefrom.

ARTICLE VI

ADMINISTRATION AND COLLECTION

Section 6.1. Designation of Servicer.

(a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 6.1. The Seller is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. The Co-Agents may at any time designate as Servicer any Person to succeed the Seller or any successor Servicer.

(b) The Seller is permitted to delegate, and the Seller hereby advises the Purchasers and the Agents that it has delegated, to each of the Originators, as subservicers of the Servicer, certain of its duties and responsibilities as Servicer hereunder in respect of the Receivables transferred by such Originator to the Seller. Notwithstanding the foregoing, (i) the Seller shall be and remain primarily liable to the Agents and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agents and the Purchasers shall be entitled to deal exclusively with the Seller in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder, and the Agents and the Purchasers shall not be required to give notice, demand or other communication to any Person other than the Seller in order for communication to the Servicer and its subservicer or other delegate in respect thereof to be accomplished. The Seller, at all times that it is the Servicer, shall be responsible for providing its subservicer or other delegate with any notice given under this Agreement.

(c) Without the prior written consent of both of the Co-Agents, (i) the Seller shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than each Originator, and then such delegation shall be limited to the activities of Servicer hereunder as the same may relate to the Receivables originated by such Originator, and (ii) no

Originator shall be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by the Seller. If at any time the Co-Agents shall designate as Servicer any Person other than the Seller, all duties and responsibilities theretofore delegated by the Seller to the Originators may, at the discretion of the Co-Agents, be terminated forthwith on notice given by the Co-Agents to the Seller.

Section 6.2. Duties of Servicer.

(a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the applicable Invoices and the Credit and Collection Policy.

(b) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article I. The Servicer shall set aside and hold in trust for the account of the Seller and the Purchasers their respective shares of the Collections of Receivables in accordance with Sections 1.5.2 and 1.5.3. The Servicer shall upon the request of the Administrative Agent after the occurrence of the Amortization Date, segregate, in a manner acceptable to the Administrative Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or the Seller prior to the remittance thereof in accordance with Section 1.5. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Administrative Agent such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

(c) The Servicer, may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer may determine to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Defaulted Receivable or limit the rights of the Agents or the Purchasers under this Agreement. Notwithstanding anything to the contrary contained herein, from and after the occurrence of a Servicer Default, the Co-Agents shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

(d) The Servicer shall hold in trust for the Seller and the Purchasers, in accordance with their respective interests in the Receivables, all Records that evidence or relate to the Receivables, the related Invoices and Related Security or that are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Administrative Agent, deliver or make available to the Administrative Agent all such Records, (x) if such demand is made at any time prior to the replacement of the Seller as Servicer hereunder, at the chief executive office of each Originator and (y) if such demand is made at any time after the replacement of the Seller as Servicer hereunder, to such location as the Administrative Agent may designate in writing. The Servicer shall, as soon as practicable following receipt thereof, turn over to the Seller (i) that portion of Collections of Receivables representing the Seller’s undivided fractional ownership interest therein, less, in the event the

Seller is not the Servicer, all reasonable out-of-pocket costs and expenses of the Servicer of servicing, administering and collecting the Receivables, and (ii) any cash collections or other cash proceeds received with respect to indebtedness not constituting Receivables. The Servicer shall, from time to time at the request of any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Section 1.5.

(e) Any payment by an Obligor in respect of any indebtedness owed by it to the Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 6.3. Collection Notices. The Administrative Agent is authorized at any time to date and to deliver to the Collection Banks a Collection Notice under any Collection Account Agreement. The Seller hereby transfers to the Administrative Agent for the benefit of the Groups, effective when the Administrative Agent (at the direction of either Co-Agent) delivers such notice, the exclusive ownership and control of the Collection Accounts. In case any authorized signatory of the Seller whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. The Seller hereby authorizes the Administrative Agent, and agrees that the Administrative Agent shall be entitled to (i) endorse the Seller’s name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related Invoices and the Related Security and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrative Agent rather than the Seller.

Section 6.4. Responsibilities of the Seller. Anything herein to the contrary notwithstanding, the exercise by the Agents and the Purchasers of their rights hereunder shall not release the Servicer or the Seller from any of their duties or obligations with respect to any Receivables or under the related Invoices. The Purchasers shall have no obligation or liability with respect to any Receivables or related Invoices, nor shall any of them be obligated to perform the obligations of the Seller.

Section 6.5. Reports. On the 15th day of each month (or, if such date is not a Business Day, the next following Business Day), and at such other times as any Agent shall request, the Servicer shall prepare and forward to the Agents a Monthly Report, provided that during an Asynchronous Accounting Period, the Monthly Report to be delivered during the months of September and October shall be due on the 22nd day of such months (or, if such date is not a Business Day, the next following Business Day) instead of the 15th day. Promptly following any request therefor by any Agent, the Seller shall prepare and provide to the Agents a listing by Obligor of all Receivables together with an aging of such Receivables.

ARTICLE VII

SERVICER DEFAULTS

Section 7.1. Servicer Defaults. The occurrence of any one or more of the following events shall constitute a Servicer Default:

(a) The Servicer or the Seller shall fail (i) to make when due any payment or deposit required hereunder, or (ii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this paragraph (a)) and such failure shall remain unremedied for five (5) Business Days following the earlier to occur of (A) written notice thereof by any Agent to the Servicer or the Seller, as applicable, or (B) the Servicer’s or the Seller’s actual knowledge of such failure.

(b) Any representation, warranty, certification or statement made by the Seller, the Servicer or an Originator in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto shall prove to have been incorrect in any material respect when made or deemed made.

(c) (i) The Seller or the Servicer shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller or the Servicer seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, or (ii) the Seller or any Servicer shall take any corporate action to authorize any of the actions set forth in clause (i) above in this subsection (c).

(d) As at the end of any Calculation Period:

(i) the average of the Delinquency Ratios for each of the three consecutive Calculation Periods then most recently ended shall exceed 2.50%;

(ii) the average of the Dilution Ratios for each of the three consecutive Calculation Periods then most recently ended shall exceed 8.25%; or

(iii) the average of the Default Ratios for each of the three consecutive Calculation Periods then most recently ended shall exceed 2.50%.

(e) Any Originator (i) shall fail to perform or observe any term, covenant or agreement contained in any other Transaction Document, or (ii) shall for any reason cease to transfer, or cease to have the legal capacity or otherwise be incapable of transferring, Receivables to the Seller, as purchaser under the Sale Agreement, or any “Event of Default” or “Potential Event of Default” shall occur under the Sale Agreement.

(f) The aggregate Receivable Interests hereunder shall at any time exceed 100%.

(g) A Change of Control shall occur.

(h) A “Default” or an “Event of Default” under and as defined in that certain Credit Agreement dated as of December 11, 2003 by and among Yellow Roadway Corporation, as borrower, various lenders from time to time party thereto, Bank One and SunTrust Bank, as co-syndication agents, Fleet National Bank and Wachovia Bank, National Association, as co-documentation agents and Deutsche Bank AG, New York Branch, as administrative agent, as amended, modified or replaced from time to time (the “Yellow Credit Agreement”), shall occur and be continuing; provided, however, that any Servicer Default arising under this Section 7.1(h) shall be deemed automatically waived if and to the extent that any “Default” or “Event of Default” under the Yellow Credit Agreement is waived in accordance with the terms thereof.

(i) Any Level II Trigger Event shall occur.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Indemnities by the Seller. Without limiting any other rights which any Agent or any Purchaser may have hereunder or under applicable law, the Seller hereby agrees to indemnify each of the Agents and the Purchasers and their respective officers, directors, agents and employees (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of an Agent or such Purchaser) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables, excluding, however:

(a) Indemnified Amounts to the extent final judgment of a court of competent jurisdiction holds such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(b) Indemnified Amounts to the extent the same includes losses in respect of Receivables which are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(c) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the Intended Characterization;

provided, however, that nothing contained in this sentence shall limit the liability of the Seller or the Servicer or limit the recourse of the Purchasers to the Seller or Servicer for amounts otherwise specifically provided to be paid by the Seller or the Servicer under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, the Seller shall indemnify the Agents and the Purchasers for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to the Seller or the Servicer) relating to or resulting from:

(i) any representation or warranty made by the Seller, an Originator or the Servicer (or any officers of the Seller, an Originator or the Servicer) under or in connection with this Agreement, any other Transaction Document, any Monthly Report or any other information or report delivered by the Seller, an Originator or the Servicer pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii) the failure by the Seller, an Originator or the Servicer to comply with any applicable law, rule or regulation with respect to any Receivable or Invoice related thereto, or the nonconformity of any Receivable or Invoice included therein with any such applicable law, rule or regulation;

(iii) any failure of the Seller, an Originator or the Servicer to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any products liability or similar claim arising out of or in connection with merchandise, insurance or services which are the subject of any Invoice;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of any Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Invoice not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Receivables at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby or thereby, the use of the proceeds of a purchase, the ownership of the Receivable Interests or any other investigation, litigation or proceeding relating to the Seller or an Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby or thereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) a Servicer Default described in Section 7.1(c);

(x) the failure to vest and maintain vested in the Administrative Agent, for the benefit of the Purchasers, or to transfer to the Administrative Agent for the benefit of the Purchasers, legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership (to the extent of the Receivable Interests contemplated hereunder) in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim; or

(xi) any failure of the Seller to give reasonably equivalent value to the applicable Originator under the Sale Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void any such transfer under statutory provisions or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code.

Section 8.2. Increased Cost and Reduced Return.

(a) If after the date hereof, any Funding Source shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy), any accounting principles or any change therein in any of the foregoing, or any change in the interpretation or administration thereof by the Financial Accounting Standards Board (“FASB”), any governmental authority, any central bank or any comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority or agency (a “Regulatory Change”): (i) which subjects any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Funding Source’s obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of a Funding Source) or (ii) which imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Funding Source, or credit extended by a Funding Source pursuant to a Funding Agreement or (iii) which imposes any other condition the result of which is to increase the cost to a Funding Source of performing its obligations under a Funding Agreement, or to reduce the rate of return on a Funding Source’s capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Funding Source under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the applicable Co-Agent, the Seller shall pay to such Co-Agent, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or compensate such Funding Source for such reduction. For the avoidance of doubt, if FASB Interpretation No. 46, or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of any Conduit or the Seller with the assets and liabilities of any Agent, any Person or any other Funding Source, such event shall constitute a circumstance on which such Funding Source may base a claim for reimbursement under this Section.

(b) Payment of any sum pursuant to Section 8.2(a) shall be made by the Seller to the applicable Co-Agent, for the benefit of the relevant Funding Source, not later than ten (10)

days after any such demand is made. A certificate of any Funding Source, signed by an authorized officer claiming compensation under this Section 8.2 and setting forth the additional amount to be paid for its benefit and explaining the manner in which such amount was determined shall be conclusive evidence of the amount to be paid, absent manifest error.

Section 8.3. Costs and Expenses Relating to this Agreement. The Seller shall pay to the Agents on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the reasonable cost of the Agents’ auditors auditing the books, records and procedures of the Seller, reasonable fees and out-of-pocket expenses of legal counsel for the Agents and the Purchasers (which such counsel may be employees of an Agent or a Purchaser) with respect thereto and with respect to advising the Agents and the Purchasers as to their respective rights and remedies under this Agreement. The Seller shall pay to the Agents on demand any and all reasonable costs and expenses of the Agents and the Purchasers, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following a Servicer Default.

ARTICLE IX

THE AGENTS

Section 9.1. Appointment.

(a) Each member of the Blue Ridge Group hereby irrevocably designates and appoints Wachovia Bank, National Association as Blue Ridge Agent hereunder and under the other Transaction Documents to which the Blue Ridge Agent is a party, and authorizes the Blue Ridge Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Blue Ridge Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Each member of the Falcon Group hereby irrevocably designates and appoints Bank One as Falcon Agent hereunder and under the other Transaction Documents to which the Falcon Agent is a party, and authorizes the Falcon Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Falcon Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Each of the Purchasers and the Co-Agents hereby irrevocably designates and appoints Bank One, NA (Main Office Chicago) as Administrative Agent hereunder and under the Transaction Documents to which the Administrative Agent is a party, and authorizes the Administrative Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, none of the Agents shall have any duties or responsibilities, except those expressly set forth in the Transaction Documents to which it is a party, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Agent shall be read into any Transaction Document or otherwise exist against such Agent.

(b) The provisions of this Article IX are solely for the benefit of the Agents and the Purchasers, and neither the Seller nor the Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article IX, except that this Article IX shall not affect any obligations which any of the Agents or Purchasers may have to either the Seller or the Servicer under the other provisions of this Agreement.

(c) In performing its functions and duties hereunder, (i) the Blue Ridge Agent shall act solely as the agent of the members of the Blue Ridge Group and does not assume and shall not be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or the Servicer or any of their respective successors and assigns, (ii) the Falcon Agent shall act solely as the agent of the members of the Falcon Group and does not assume and shall not be deemed to have assumed any obligation or relationship of trust or agency with or for either the Seller or the Servicer or any of their respective successors and assigns, and (iii) the Administrative Agent shall act solely as the agent of the Co-Agents and the Purchasers and does not assume and shall not be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or the Servicer or any of their respective successors and assigns.

Section 9.2. Delegation of Duties. Each Agent may execute any of its duties under the applicable Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 9.3. Exculpatory Provisions. None of the Agents nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 9.2 under or in connection with this Agreement (except for its, their or such Person’s own bad faith, gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers or other Agents for any recitals, statements, representations or warranties made by the Seller contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of either the Seller or the Servicer to perform its respective obligations hereunder, or for the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to such Agent. None of the Agents shall be under any obligation to any other Agent or any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Seller or the Servicer. This Section 9.3 is intended solely to govern the relationship between the Agents, on the one hand, and the Purchasers, on the other.

Section 9.4. Reliance by Agents.

(a) Each of the Agents shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telecopy or telex message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Seller or the Servicer), independent accountants and other experts selected by such Agent. Each of the Agents shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of such of the members of its Group, as it shall determine to be appropriate under the relevant circumstances, or it shall first be indemnified to its satisfaction by the Committed Purchasers in its Group against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action.

(b) Any action taken by any of the Agents in accordance with Section 9.4(a) shall be binding upon all of the Agents and the Purchasers.

Section 9.5. Notice of Seller Defaults. None of the Agents shall be deemed to have knowledge or notice of the occurrence of any Servicer Default or Potential Servicer Default unless such Agent has received notice from another Agent, a Purchaser, the Seller or the Servicer referring to this Agreement, stating that a Servicer Default or Potential Servicer Default has occurred hereunder and describing such Servicer Default or Potential Servicer Default. In the event that any of the Agents receives such a notice, it shall promptly give notice thereof to the Purchasers and the other Agents. The Administrative Agent shall take such action with respect to such Servicer Default or Potential Servicer Default as shall be directed by either of the Co-Agents provided that the Administrative Agent is indemnified to its satisfaction by such Co-Agent and the Committed Purchasers in its Group against any and all liability, cost and expense which may be incurred by it by reason of taking any such action.

Section 9.6. Non-Reliance on Other Agents and Purchasers. Each of the Purchasers expressly acknowledges that none of the Agents, nor any of the Agents’ respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any of the Agents hereafter taken, including, without limitation, any review of the affairs of the Seller, the Servicer or the Originators, shall be deemed to constitute any representation or warranty by such Agent. Each of the Purchasers also represents and warrants to the Agents and the other Purchasers that it has, independently and without reliance upon any such Person (or any of their Affiliates) and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Servicer and the Originators and made its own decision to enter into this Agreement. Each of the Purchasers also represents that it will, independently and without reliance upon the Agents or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of the Seller, the Servicer and the Originators. The Agents, the Purchasers and their respective Affiliates, shall have no duty or responsibility to provide any party to this Agreement with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Seller, the Servicer and the Originators which may come into the possession of such Person or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates, except that each of the Agents shall promptly distribute to the other Agents and the Purchasers, copies of financial and other information expressly provided to it by either of the Seller or the Servicer pursuant to this Agreement.

Section 9.7. Indemnification of Agents. Each of the Committed Purchasers hereby agrees to indemnify (a) its applicable Co-Agent, (b) the Administrative Agent, and (c) the officers, directors, employees, representatives and agents of each of the foregoing (to the extent not reimbursed by the Seller or the Servicer and without limiting the obligation of the Seller or the Servicer to do so), ratably in accordance with their respective Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Co-Agent, the Administrative Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Co-Agent or the Administrative Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against such Co-Agent, the Administrative Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or the execution, delivery or performance of this Agreement or any other document furnished in connection herewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the bad faith, gross negligence or willful misconduct of such Co-Agent, the Administrative Agent or such Person as finally determined by a court of competent jurisdiction).

Section 9.8. Agents in their Individual Capacities. Each of the Agents in its individual capacity and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Seller, the Servicer, the Originators and their Affiliates as though such Agent were not an Agent hereunder. With respect to its Receivable Interests, if any, pursuant to this Agreement, each of the Agents shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not an Agent, and the terms “Committed Purchaser,” “Committed Purchasers,” “Purchaser” and “Purchasers” shall include each of the Agents in their individual capacities.

Section 9.9. UCC Filings. Each of the Co-Agents and the Purchasers hereby expressly recognizes and agrees that the Administrative Agent may be listed as the assignee or secured party of record on the various UCC filings required to be made under the Transaction Documents in order to perfect their respective interests in the Receivables, the Collections, each Collection Account and all Related Security, that such listing shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the Groups and that such listing will not affect in any way the status of the Purchasers as the true parties in interest with respect to the collateral covered thereby. In addition, such listing shall impose no duties on the Administrative Agent other than those expressly and specifically undertaken in accordance with this Article IX.

Section 9.10. Successor Agents. If any Agent or its holding company is merged with or into any other Person, such Agent may, upon five days’ notice to the Seller and the other Agents, assign its rights and obligations hereunder to the survivor of such merger or any of its bank Affiliates, in each case, provided that both Standard & Poor’s Ratings Group and Moody’s Investors Service, Inc. have approved the proposed assignee as the successor administrator of such Agent’s Conduit. After the effectiveness of any assigning Agent’s assignment hereunder, the assigning Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this Article IX and Article VIII shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and under the other Transaction Documents.

ARTICLE X

ASSIGNMENTS; PARTICIPATIONS

Section 10.1. Assignments.

(a) Each of the parties hereby agrees and consents to the complete or partial assignment by each Conduit of all or any portion of its rights under, interest in, title to and obligations under this Agreement to (i) its Committed Purchasers pursuant to its Liquidity Agreement, and (ii) another special purpose asset-backed commercial paper issuer administered by a Co-Agent or one of its Affiliates. Upon each such assignment pursuant to this Section 10.1(a), such Conduit shall be released from its obligations so assigned. Further, each of the other parties hereby agrees that any assignee of a Conduit of this Agreement or all or any of its Receivable Interests shall have all of the rights and benefits under this Agreement as if references to such Conduit or to a “Purchaser” explicitly referred to such assignee, and no such assignment shall in any way impair the rights and benefits of such Conduit hereunder.

(b) Any Committed Purchaser may at any time and from time to time assign to one or more Persons (“Purchasing Committed Purchasers”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, in a form and substance satisfactory to the applicable Co-Agent (the “Assignment Agreement”), executed by such Purchasing Committed Purchaser and such selling Committed Purchaser. The consent of (i) the applicable Conduit and (ii) provided no Servicer Default or Potential Servicer Default exists and is continuing, the Seller (which consent of the Seller shall not be unreasonably withheld or delayed), shall be required prior to the effectiveness of any such assignment. Each assignee of a Committed Purchaser must have a short-term debt rating of A-1 or better by Standard & Poor’s Ratings Group and P-1 by Moody’s Investors Service, Inc. and must agree to deliver to the applicable Co-Agent, promptly following any request therefor by such Co-Agent or its Conduit, an enforceability opinion in form and substance satisfactory to such Co-Agent and Conduit. Upon delivery of the executed Assignment Agreement to the applicable Co-Agent, such selling Committed Purchaser shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Purchasing Committed Purchaser shall for all purposes be a Committed Purchaser party to this Agreement and shall have all the rights and obligations of a Committed Purchaser under this Agreement to the same extent as if it were an original party hereto and no further consent or action by the Seller, the Purchasers or the Agents shall be required.

(c) The Seller shall not have the right to assign its rights or obligations under this Agreement.

Section 10.2. Participations. Any Committed Purchaser may, in the ordinary course of its business at any time sell to one or more Persons (each, a “Participant”) participating interests in its Pro Rata Share of the Receivable Interests of the Committed Purchasers or any other interest of such Committed Purchaser hereunder. Notwithstanding any such sale by a Committed Purchaser of a participating interest to a Participant, such Committed Purchaser’s rights and obligations under this Agreement shall remain unchanged, such Committed Purchaser shall remain solely responsible for the performance of its obligations hereunder, and the Seller, the Conduits and the Agents shall continue to deal solely and directly with such Committed Purchaser in connection with such Committed Purchaser’s rights and obligations under this Agreement. Each Committed Purchaser agrees that any agreement between such Committed Purchaser and any such Participant in respect of such participating interest shall not restrict such Committed Purchaser’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in clause (i) of Section 11.1(b).

ARTICLE XI

MISCELLANEOUS

Section 11.1. Waivers and Amendments.

(a) No failure or delay on the part of any party hereto in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) Except as set forth in Section 7.1(h), no provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 11.1(b). Each of the Co-Agents shall be responsible for determining what consents, if any, it must obtain from the members of its Group before entering into any amendment, supplement, modification or waiver of the Agreement. The Sellers and the Agents may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

(i) without the consent of each affected Purchaser, (A) extend the Liquidity Termination Date or the date of any payment or deposit of Collections by the Seller or the Servicer, (B) reduce the rate or extend the time of payment of Discount (or any component thereof), (C) reduce any fee payable to any Agent for the benefit of the Purchasers, (D) except pursuant to Article X hereof, change the amount of the Capital of any Purchaser, a Committed Purchaser’s Pro Rata Share or a Committed Purchaser’s Commitment, (E) amend, modify or waive any provision of the definition of Required Committed Purchasers or this Section 11.1(b), (F) consent to or permit the assignment or transfer by the Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Eligible Receivable,” “Discount Reserve,” “Loss Reserve Percentage,” “Aggregate Reserve Percentage” or “Default Ratio,” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner which would circumvent the intention of the restrictions set forth in such clauses; or

(ii) without the written consent of the applicable Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Agent.

Notwithstanding the foregoing, without the consent of the Seller, the Agents may enter into amendments to modify any of the terms or provisions of Article IX, Article X (other than provisions requiring the consent of Seller to any assignment) or Section 11.13 provided that such amendment has no negative impact upon the Seller. Any modification or waiver made in accordance with this Section 11.1 shall apply to each of the Purchasers equally and shall be binding upon the Seller, the Servicer, the Purchasers and the Agents.

Section 11.2. Notices.

(a) Except as provided in subsection (b) below, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof. All such communications and notices shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when received through the mails, transmitted by telecopy, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, except that communications and notices to any of the Agents or Purchasers pursuant to Article I shall not be effective until received by the intended recipient.

(b) The Seller hereby authorizes each of the Agents to effect purchases and Tranche Period and Discount Rate selections based on telephonic notices made by any Person whom such Agent in good faith believes to be acting on behalf of the Seller. The Seller agrees to deliver promptly to each applicable Agent a written confirmation of each telephonic notice signed by an authorized officer of the Seller. However, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by any Agent, the records of such Agent shall govern absent manifest error.

Section 11.3. Ratable Payments. If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 8.2 or 8.3) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of the Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 11.4. Protection of Ownership Interests of the Purchasers.

(a) The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that any Agent may reasonably request, to perfect, protect or more fully evidence the Receivable Interests, or to enable the Administrative Agent, on behalf of the Groups, to exercise and enforce its rights and remedies hereunder. The Administrative Agent may, or the Administrative Agent may direct the Seller to, notify the Obligors of Receivables, at any time following the replacement of the Seller as Servicer and at the Seller’s expense, of the ownership interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Administrative Agent or its designee. The Seller shall, at any Purchaser’s written request, withhold the identity of such Purchaser in any such notification.

(b) If the Seller or the Servicer fails to perform any of its obligations hereunder, any of the Agents may (but shall not be required to) perform, or cause performance of, such obligation; and such Agent’s costs and expenses incurred in connection therewith shall be payable by the Seller (if the Servicer that fails to so perform is the Seller or an Affiliate thereof) as provided in Section 8.3, as applicable. The Seller and the Servicer each irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent, and appoints the Administrative Agent as its attorney-in-fact, to act on behalf of the Seller and the Servicer (i) to execute on behalf of the Seller as debtor (if required) and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Administrative Agent, on behalf of the Groups, in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables. This appointment is coupled with an interest and is irrevocable.

Section 11.5. Confidentiality.

(a) The Seller shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential proprietary information with respect to the Agents and the Conduits and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that the Seller and its officers and employees may disclose such information to the Seller’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding. In addition, the Seller may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(b) Anything herein to the contrary notwithstanding, the Seller hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Agents, the Committed Purchasers or the Conduits by each other, (ii) by the Agents or the Purchasers to any prospective or actual assignee or participant of any of them or (iii) by the Co-Agents to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to either of the Conduits or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which either of the Co-Agents acts as the administrator and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information in a manner consistent with the practice of the applicable Agent for the making of such disclosures generally to Persons of such type. In addition, the Purchasers and the Agents may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

Section 11.6. Bankruptcy Petition. Each of the Seller, the Agents and the Committed Purchasers hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding senior indebtedness of each of the Conduits, it will not institute against, or join any other Person in instituting against, such Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 11.7. Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of any of the Agents or the Purchasers, no claim may be made by the Seller, the Servicer or any other Person against any of the Agents or Purchasers or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Seller hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.8. CHOICE OF LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

Section 11.9. CONSENT TO JURISDICTION. THE SELLER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY THE SELLER PURSUANT TO THIS AGREEMENT AND THE SELLER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION

IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST THE SELLER IN THE COURTS OF ANY OTHER JURISDICTION WHEREIN ANY ASSETS OF THE SELLER OR ANY ORIGINATOR MAY BE LOCATED. ANY JUDICIAL PROCEEDING BY THE SELLER AGAINST ANY AGENT OR PURCHASER OR ANY AFFILIATE OF ANY AGENT OR PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY THE SELLER PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK.

Section 11.10. WAIVER OF JURY TRIAL. EACH OF THE SELLER, THE AGENTS AND THE PURCHASERS HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY THE SELLER PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 11.11. Integration; Survival of Terms. This Agreement, the Sale Agreement, the Collection Account Agreements, the Liquidity Agreements and the Fee Letters contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. The provisions of Article VIII and Section 11.6 shall survive any termination of this Agreement.

Section 11.12. Counterparts; Severability. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.13. Co-Agent Roles.

(a) Each of the Falcon Committed Purchasers acknowledges that Bank One and certain of its Affiliates including Banc One Capital Markets, Inc. act, or may in the future act, (i) as administrative agent for Falcon, (ii) as issuing and paying agent for the Commercial Paper of Falcon    , (iii) to provide credit or liquidity enhancement for the timely payment for the Commercial Paper of Falcon, and (iv) to provide other services from time to time for Falcon (collectively, the “Bank One Roles”). Without limiting the generality of this Section 11.13, each Bank One Committed Purchaser hereby acknowledges and consents to any and all Bank

One Roles and agrees that in connection with any Bank One Role, Bank One may take, or refrain from taking, any action which it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for Falcon, the giving of notice of a purchase pursuant to the Falcon Liquidity Agreement.

(b) Each of the Blue Ridge Committed Purchasers acknowledges that Wachovia and certain of its Affiliates including (Wachovia Capital Markets, LLC.) act, or may in the future act, (i) as administrative agent for Blue Ridge, (ii) as issuing and paying agent for the Commercial Paper of Blue Ridge, (iii) to provide credit or liquidity enhancement for the timely payment for the Commercial Paper of Blue Ridge, and (iv) to provide other services from time to time for Blue Ridge (collectively, the “Wachovia Roles”). Without limiting the generality of this Section 11.13, each Blue Ridge Committed Purchaser hereby acknowledges and consents to any and all Wachovia Roles and agrees that in connection with any Wachovia Role, Wachovia may take, or refrain from taking, any action which it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for Blue Ridge, the giving of notice of a purchase pursuant to the Blue Ridge Liquidity Agreement

Section 11.14. Characterization. It is the intention of the parties hereto that each purchase hereunder shall constitute an absolute and irrevocable sale for all purposes other than financial accounting purposes, which purchase shall provide the applicable Purchaser with the full benefits of ownership of the applicable Receivable Interest. Except as specifically provided in this Agreement, each sale of a Receivable Interest hereunder is made without recourse to the Seller; provided, however, that (i) the Seller shall be liable to each of the Purchasers and the Agents for all representations, warranties and covenants made by the Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by any Purchaser or Agent or any assignee thereof of any obligation of the Seller or any Originator or any other person arising in connection with the Receivables, the Related Security, or the related Invoices, or any other obligations of the Seller or any Originator.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

YELLOW ROADWAY RECEIVABLES FUNDING CORPORATION

By:
Name:
Title:

Address for Notices:

Yellow Roadway Receivables Funding Corporation 10990 Roe Avenue P.O. Box 7489 Overland Park, KS 66211 Attention: President Phone: (913) 696-6125 Fax: (913) 323-9824

FALCON ASSET SECURITIZATION CORPORATION

By:
Authorized Signatory

Address for Notices:

Falcon Asset Securitization Corporation c/o Bank One, NA (Main Office Chicago) Asset-Backed Finance 1 Bank One Plaza, IL1-1729 Chicago, Illinois 60670-1729 Attention: John Kuhns Fax: (312) 732-3600

BLUE RIDGE ASSET FUNDING CORPORATION

By:	WACHOVIA CAPITAL MARKETS, LLC, ITS ATTORNEY-IN-FACT

By:
Title:

Address for Notices:

Blue Ridge Asset Funding Corporation 301 S. College St., FLR TRW 10 NC0610 Charlotte, NC 28288-0610 Attention: Douglas R. Wilson, Sr. Phone: (704) 374-2520 Fax: (704) 383-9579

With a copy to:

Blue Ridge Asset Funding Corporation c/o AMACAR Group, L.L.C. 6525 Morrison Blvd., Suite 318 Charlotte, North Carolina 28211 Attention: Douglas K. Johnson Phone: (704) 365-0569 Fax: (704) 365-1362

COMMITTED PURCHASERS:

COMMITMENT	PRO RATA SHARE FOR FALCON GROUP

$200,000,000	100%	BANK ONE, NA as a Committed Purchaser, as Falcon Agent and as Administrative Agent

		By:________________________________________________
		Title:

		Address for notices:

		Bank One, NA (Main Office Chicago)
		Asset-Backed Finance
		1 Bank One Plaza, IL1-1729
		Chicago, Illinois 60670-1729
		Attention: John Kuhns
		Fax: (312) 732-3600

COMMITMENT	PRO RATA SHARE FOR BLUE RIDGE GROUP

$100,000,000	100%	WACHOVIA BANK ONE, NATIONAL ASSOCIATION, as a Committed Purchaser and as Blue Ridge Agent

		By:________________________________________________
		Title:

		Address for notices:

		Wachovia Bank, National Association
		191 Peachtree Street, N.E.
		22nd Floor, Mail Stop GA-8088
		Atlanta, Georgia 30303
		Attention: Eero Maki
		Fax: (404) 332-5275

$300,000,000 PURCHASE LIMIT

EXHIBIT I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accrual Period” means each calendar month, provided that the initial Accrual Period hereunder means the period from (and including) the date of the initial purchase hereunder to (and including) the last day of the calendar month thereafter.

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the other Person, whether through ownership of voting securities, by contract or otherwise. In addition, for purposes of the definitions of “Concentration Limit,” “Eligible Receivable” and “Net Receivables Balance,” a Person shall be deemed to control another Person if such Person owns more than 50% of any class of voting securities (or corresponding interest in the case of non-corporate entities) of the other Person.

“Agents” means the Co-Agents and the Administrative Agent, and “Agent” means any one of the foregoing.

“Aggregate Reduction” has the meaning specified in Section 1.3.

“Aggregate Reserve Percentage” means, on any date of determination, the sum of the Loss Reserve Percentage, the Discount Reserve Percentage, the Dilution Reserve Percentage and the Servicer Fee Percentage.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of all Capital and all other unpaid Obligations (whether due or accrued) at such time.

“Agreement” means this Amended and Restated Receivables Purchase Agreement, as it may be amended or modified and in effect from time to time.

“Amortization Date” means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 4.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of a Servicer Default set forth in Section 7.1(c), (iii) the Business Day specified in a written notice from the Administrative Agent following the occurrence of any other Servicer Default, and (iv) the date which is 30 Business Days after the

Co-Agents’ receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.

“Applicable Margin” means “Applicable Margin” (as defined in the Yellow Credit Agreement).

“Asynchronous Accounting Period” means any period during which Roadway Express, Inc. employs accounting periods, generally 4 calendar weeks in length, established according to a 13-period annual accounting calendar.

“Bank One” has the meaning set forth in the preamble to this Agreement.

“Base Rate” means, with respect to each Group, a rate per annum equal to the sum of (a) the higher of (i) the corporate base rate, prime rate or base rate of interest, as applicable, announced by such Group’s Reference Bank from time to time, changing when and as such rate changes, and (ii) ½ of 1% above the Federal Funds Effective Rate, changing when and as such rate changes, plus (b) the Applicable Margin for “Revolving Loans” maintained as “Base Rate Loans” (in each case, as defined in the Yellow Credit Agreement.

“Blue Ridge” has the meaning set forth in the preamble to this Agreement.

“Blue Ridge Agent” has the meaning set forth in the preamble to this Agreement.

“Blue Ridge Committed Purchaser” means Wachovia in its individual capacity and its successors and assigns.

“Blue Ridge Fee Letter” means the fee letter dated as of May 21, 2004 by and between the Blue Ridge Agent and the Seller, as the same may be amended, restated or otherwise modified from time to time.

“Blue Ridge Group” means, collectively, Blue Ridge, the Blue Ridge Agent and the Blue Ridge Committed Purchasers.

“Blue Ridge Liquidity Agreement” means the liquidity asset purchase agreement dated as of May 21, 2004 by and among Blue Ridge, the Blue Ridge Agent and the Blue Ridge Committed Purchasers, as the same may be amended, restated or otherwise modified from time to time.

“Broken Funding Costs” means for any Receivable Interest which: (i) has its Capital reduced without compliance by the Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned under Article II or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the CP Costs or Discount (as applicable) that would have accrued during the remainder of the Tranche Periods or the tranche periods for Commercial Paper determined by the applicable Co-Agent to relate to such Receivable Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Capital of such Receivable Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Receivable Interest, the amount of CP Costs or Discount actually accrued during the remainder of such period on such Capital for the new Receivable Interest, and (y) to the extent such Capital is not allocated to another Receivable Interest, the income, if any, actually received during the remainder of such period by the holder of such Receivable Interest from investing the portion of such Capital not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to the Seller the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon demand.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York or Chicago, Illinois and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBOR Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

“Calculation Period” means, for the purposes of any calculation defined herein which references “Calculation Period”, (i) during an Asynchronous Accounting Period, (A) in the case of any amounts used in such calculation derived from or associated with Receivables originated by Yellow Transportation, Inc., the calendar month designated in the table below and (B) in the case of any amounts used in such calculation derived from or associated with Receivables originated by Roadway Express, Inc., the accounting period designated in the table below, it being understood that accounting period 8 and accounting period 9 shall be treated as a single accounting period by averaging such amounts derived from these two periods, it being further understood that “Calculation Period” is a collective term referring to both component periods as specified in (A) and (B) above and as indicated in the table below and the phrases “Calculation Period most recently ended” and “as of the last day of the Calculation Period most recently ended” refer collectively to both respective component periods or the last day of both respective component periods (as the case may be) as specified in (A) and (B) above and as indicated in the table below, or (ii) at all other times, each calendar month:

Calculation Period	Calendar Month	Accounting Period
1	January	Period 1
2	February	Period 2
3	March	Period 3
4	April	Period 4
5	May	Period 5
6	June	Period 6
7	July	Period 7
8	August	Average of Period 8 & Period 9
9	September	Period 9
10	October	Period 10
11	November	Period 11
12	December	Period 12

“Capital” of any Receivable Interest means, at any time, the Purchase Price of such Receivable Interest (and after giving effect to any adjustments contemplated in Section 1.5), minus the sum of the aggregate amount of Collections and other payments received by the applicable Co-Agent which in each case are applied to reduce such Capital in accordance with the terms of this Agreement; provided that such Capital shall be restored in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded or must otherwise be returned or refunded for any reason.

“Change of Control” means (i) any Person or Persons acting in concert shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of Yellow Roadway Corporation; or (ii) during any period of twelve (12) consecutive months, commencing before or after the date hereof, individuals who at the beginning of such twelve-month period were directors of an Originator shall cease for any reason to constitute a majority of the board of directors of an Originator; or (iii) an Originator shall cease to own all of the outstanding shares of voting stock of the Seller on a fully diluted basis; or (iv) Yellow Roadway Corporation shall cease to own all of the outstanding shares of voting stock of each Originator on a fully diluted basis.

“Co-Agent” has the meaning set forth in the preamble to this Agreement.

“Collection Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited.

“Collection Account Agreement” means, in the case of any actual or proposed Collection Account, an agreement with a Collection Bank in substantially the form of Exhibit V hereto or in such other form as may be approved by the Administrative Agent.

“Collection Bank” means, at any time, any of the banks or other financial institutions holding one or more Collection Accounts.

“Collection Notice” means a notice, in substantially the form of the Collection Notice contained in Exhibit V hereto, from the Administrative Agent to a Collection Bank.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable.

“Commercial Paper” means promissory notes of a Conduit issued by such Conduit in the commercial paper market.

“Commitment” means, for each Committed Purchaser, the commitment of such Committed Purchaser to purchase its Pro Rata Share of Receivable Interests offered to its Group from the Seller, such Pro Rata Share not to exceed, in the aggregate, the amount set forth opposite such Committed Purchaser’s name on the signature pages of this Agreement, as such amount may be modified in accordance with the terms hereof.

“Committed Purchasers” means the Blue Ridge Committed Purchasers and the Falcon Committed Purchasers.

“Concentration Limit” means:

(a) for any Obligor and its Affiliates considered as if they were one and the same Obligor, an amount equal to (i) 3.00%, multiplied by (ii) the aggregate Outstanding Balance of all Eligible Receivables at such time;

(b) at any time, for all Government Receivables, 5% of the aggregate Outstanding Balance of all Eligible Receivables at such time; and

(c) at any time when neither a Level I Trigger Event nor a Level II Trigger Event exists and is continuing, for that portion of the Receivables representing Deferred Revenue, 15% of the aggregate Outstanding Balance of all Eligible Receivables at such time, and at any other time, for that portion of the Receivables representing Deferred Revenue, 0% of the aggregate Outstanding Balance of all Eligible Receivables at such time;

provided, however, that:

(i) the Concentration Limit set forth in the preceding clause (c) will automatically become zero (A) at all times while any Labor Action is pending, and (B) immediately following the threat of any Labor Action and for so long as any of the Agents reasonably believe(s) such threat is likely to be carried out, and

(ii) the Administrative Agent may from time to time designate other amounts (each, a “Special Concentration Limit”) for any Obligor or class of Receivables, it being understood and agreed that any of the Agents may, upon not less than three Business Days’ notice to the Seller and the other Agents, cancel any Special Concentration Limit.

“CP Costs” means, for each day with respect to either Conduit, the sum of (i) discount accrued on such Conduit’s Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of such Conduit’s placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs associated with funding by such Conduit pf small or odd-lot amounts with respect to all receivable purchase facilities which are funded by such Conduit’s Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase facilities funded substantially with Pooled Commercial Paper of such Conduit, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs related to the prepayment of any Receivable Interest of such Conduit pursuant to the terms of any receivable purchase facilities funded substantially with Pooled Commercial Paper of such Conduit. In addition to the foregoing costs, if Seller shall request any Incremental Purchase during any period of time determined by such Conduit’s Co-Agent in its sole discretion to result in incrementally higher CP Costs applicable to such Incremental Purchase, such Conduit’s Capital associated with any such Incremental Purchase shall, during such period, be deemed to be funded by such Conduit in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such Conduit’s Capital.

“Credit and Collection Policy” means the Seller’s credit and collection policies and practices relating to Invoices and Receivables existing on the date hereof and summarized in Exhibit VI hereto, as modified from time to time in accordance with this Agreement. It is understood that the Credit and Collection Policy of the Seller in respect of any Receivable shall be the credit and collection policies of the Originators thereof. To the extent any Originator shall not have comprehensively reduced to writing its credit and collection policies, the Credit and Collection Policy in respect of Receivables originated by such Originator shall be those credit and collection policies of such Originator in effect on the date hereof and disclosed to the Agents on or prior to the date hereof.

“Days Outstanding” means, at any time: (a) one-half of the sum of the beginning and ending Outstanding Balances of all Receivables during the Calculation Period most recently ended, multiplied by (b) the number of days in the Calculation Period most recently ended divided by the aggregate amount payable pursuant to Invoices generated during the Calculation Period most recently ended.

“Deemed Collections” means the aggregate of all amounts the Seller shall have been deemed to have received as a Collection of a Receivable. The Seller shall be deemed to have received: (A) a Collection of a Receivable in the amount of the reduction or cancellation if at any time the Outstanding Balance of any such Receivable is reduced or canceled either as a result of (x) any defective or rejected goods or services, any discount or any adjustment or otherwise by Seller (other than cash Collections on account of the Receivables) or (y) any setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), and (B) a Collection in full of a Receivable if at any time any of the representations or warranties in Section 3.1 prove to have been untrue when made or deemed made with respect to any Receivable. The Seller hereby agrees to pay all Deemed Collections immediately to the Servicer for application in accordance with the terms and conditions hereof.

“Default Rate” means the sum of (i) the Base Rate plus (ii) 2.0% per annum.

“Default Ratio” means, at any time, a fraction (expressed as a percentage) having (a) a numerator equal to the sum of (i) the Outstanding Balance of all Receivables that remained outstanding 151 to 180 days after their respective initial invoice dates as of the last day of the Calculation Period most recently ended, plus (ii) the aggregate Outstanding Balance of Receivables that were written off as uncollectible during the Calculation Period most recently ended that, if not so written off, would have been outstanding not more than 150 days after their respective invoice dates, and (b) a denominator equal to the aggregate amount payable pursuant to Invoices generated five (5) Calculation Periods prior to the Calculation Period most recently ended.

“Defaulted Receivable” means a Receivable: (i) as to which any payment, or part thereof, remains unpaid for 151 days or more from the original invoice date for such payment; (ii) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 7.1(c) (as if references to the Seller therein refer to such Obligor); (iii) as to which the Obligor thereof, if a natural person, is deceased; or (iv) which has been identified by the Seller as uncollectible.

“Deferred Revenue” means any Receivable which has been booked as an asset on the applicable Originator’s balance sheet (prior to giving effect to any sale or contribution of such Receivable by such Originator to the Seller) but as to which delivery of the underlying goods has not yet been completed in accordance with the Invoice or underlying purchase order.

“Delinquency Ratio” means, as of the last day of any calendar month, a percentage equal to (i) the aggregate Outstanding Balance of all Receivables that are then Delinquent Receivables, divided by (ii) the aggregate Outstanding Balance of all Receivables as of such date.

“Delinquent Receivable” means a Receivable (other than a Defaulted Receivable) as to which any payment, or part thereof, remains unpaid for 121 days or more but less than 151 days from the original invoice date for such payment.

“Dilution Horizon Ratio” means, on any date of determination: (i) the aggregate amount of Receivables generated during the Calculation Period then most recently ended, divided by (ii) the Net Receivables Balance on such date.

“Dilution Ratio” means, as of the last day of any calendar Calculation Period, a percentage equal to (i) the aggregate amount of Dilutions which occurred during such Calculation Period, divided by (ii) the aggregate amount of Receivables generated by the Originators during the Calculation Period immediately prior to such Calculation Period.

“Dilution Reserve” means, on any date, an amount equal to (i) the Dilution Reserve Percentage, multiplied by (ii) the Net Receivables Balance as of the opening of business of the Servicer on such date.

“Dilution Reserve Percentage” means, on any date of determination, the greater of (i) the Dilution Reserve Percentage Floor and (ii) the percentage determined pursuant to the following formula:

{(2.00 x ED) + [(DS - ED) x (DS/ED) ]} x DHR

where:

ED	= the Expected Dilution on such date;

DS	= the Dilution Spike as of such date; and

DHR	= the Dilution Horizon Ratio on such date.

“Dilution Reserve Percentage Floor” means 6%.

“Dilution Spike” means, on any date of determination, the highest Dilution Ratio for any Calculation Period during the 12 Calculation Periods then most recently ended.

“Dilutions” means, at any time, the aggregate amount of reductions in or cancellations of the Outstanding Balances of the Receivables described in clauses (A)(x) and (A)(y) of the definition of “Deemed Collections.”

“Discount” means for each respective Tranche Period relating to Receivable Interests of the Committed Purchasers, an amount equal to the product of the applicable Discount Rate for each Receivable Interest multiplied by the Capital of such Receivable Interest for each day elapsed during such Tranche Period, annualized on a 360 day basis.

“Discount Rate” means the LIBOR Rate or the Base Rate, as applicable, with respect to each Receivable Interest of the Committed Purchasers; provided that from and after the occurrence of a Servicer Default, the Discount Rate in respect of each Receivable Interest and Tranche Period shall be the Base Rate.

“Discount Reserve” means, on any date of determination, the amount determined pursuant to the following formula:

{ (D + F) + [ (C x 1.5 x DR) x 2 x DSO ] }

                                                       360

where:

D = the accrued and unpaid Discount for all Receivable Interests of the Purchasers as of the date of determination;

F = the aggregate amount of accrued and unpaid Servicer Fees and other fees owing pursuant to the Fee Letter as of the date of determination;

C = the aggregate Capital outstanding as of the date of determination;

DR = the highest Discount Rate applicable on the date of determination; and

DSO = the Days Outstanding.

“Discount Reserve Percentage” means, on any date of determination, a percentage equal to (i) the Discount Reserve divided by (ii) the Net Receivables Balance.

“Eligible Receivable” means, at any time:

(i) a Receivable the Obligor of which (a) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States, and (b) is not an Affiliate of any of the parties hereto,

(ii) a Receivable as to which no payment, or part thereof, remains unpaid for 120 days or more from the original invoice date, and such Receivable is not a Defaulted Receivable,

(iii) a Receivable which arises under an Invoice that requires payment within 60 days after the original invoice date therefor and has not had its payment terms extended,

(iv) a Receivable which is an “account” within the meaning of Section 9-106 of the UCC of all applicable jurisdictions,

(v) a Receivable which is denominated and payable only in United States dollars in the United States,

(vi) a Receivable which arises under an Invoice in substantially the form of one of the form invoices set forth on Exhibit VII hereto or otherwise approved by any Agent in writing, which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable by the Seller and its assignees against such Obligor in accordance with its terms,

(vii) a Receivable which arises under an Invoice which (a) does not require the Obligor under such Invoice to consent to the transfer, sale or assignment of the rights and duties of the applicable Originator or any of its assignees under such Invoice and (b) is not subject to a confidentiality provision that would have the effect of restricting the ability of any Agent or any Purchaser to exercise its rights under this Agreement, including, without limitation, its right to review the Invoice,

(viii) a Receivable which arises under an Invoice that contains an obligation to pay a specified sum of money,

(ix) a Receivable which is not subject to any right of rescission, counterclaim, any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor or Originator or any other Adverse Claim,

(x) a Receivable as to which (A) at any time while any Labor Action is pending or threatened, the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor, and (B) at any time while no such Labor Action is pending or threatened, a Receivable as to which the applicable Originator has commenced shipment of the underlying goods in accordance with the applicable Invoice or purchase order and no further action is required to be performed by any Person with respect thereto other than the completion of shipment by such Originator and payment thereon by the applicable Obligor,

(xi) a Receivable all right, title and interest to and in which has been validly transferred by the applicable Originator directly to the Seller under and in accordance with the Sale Agreement, and the Seller has good and marketable title thereto free and clear of any Adverse Claim,

(xii) a Receivable which, together with the Invoice related thereto, was created in compliance with each, and does not breach any, law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Invoice related thereto is in violation of any such law, rule or regulation,

(xiii) a Receivable which satisfies all applicable requirements of the Credit and Collection Policy,

(xiv) a Receivable which was generated in the ordinary course of the applicable Originator’s business in connection with the provision of shipping services for the applicable Obligor by such Originator,

(xv) that portion of a Receivable which arises solely from the sale of freight shipping and ancillary services to the related Obligor by the applicable Originator (and not that portion which arises from the provision of services by an interline carrier), and such Originator shall have transferred such Receivable to the Seller,

(xvi) a Receivable as to which the Administrative Agent has not notified the Seller that any Agent has determined that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under an Invoice that is not acceptable to such Agent, and

(xvii) a Receivable the Obligor of which is not the Obligor (or the Affiliate of an Obligor) in respect of Receivables of which more than 50% of the aggregate Outstanding Balance is more than 120 days past their respective invoice dates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Expected Dilution” means, on any date of determination, the average of the Dilution Ratios for the 12 Calculation Periods then most recently ended

“Facility Account” means the Seller’s Account No. 55-66681 at Bank One.

“Falcon” has the meaning set forth in the preamble to this Agreement.

“Falcon Agent” has the meaning set forth in the preamble to this Agreement.

“Falcon Committed Purchaser” means Bank One in its individual capacity and its successors and assigns.

“Falcon Fee Letter” means the fee letter dated as of May 21, 2004 by and among the Administrative Agent, the Falcon Agent and the Seller, as the same may be amended, restated or otherwise modified from time to time.

“Falcon Group” means, collectively, Blue Ridge, the Blue Ridge Agent and the Blue Ridge Committed Purchasers.

“Falcon Liquidity Agreement” means the liquidity asset purchase agreement dated as of May 21, 2004 by and among Falcon, the Falcon Agent and the Falcon Committed Purchasers, as the same may be amended, restated or otherwise modified from time to time.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period equal to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Governments Securities; or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:30 a.m. (Chicago time) for such day on such transactions received by the Reference Bank from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Blue Ridge Fee Letter or the Falcon Fee Letter.

“Finance Charges” means, with respect to an Invoice, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Invoice.

“Funding Agreement” means, as to either Conduit, its Liquidity Agreement and any other agreement or instrument executed by any Funding Source with or for the benefit of such Conduit.

“Funding Source” means, as to either Conduit, (i) any of its Committed Purchasers or (ii) any insurance company, bank or other financial institution providing liquidity, credit enhancement or back-up purchase support or facilities to such Conduit.

“Government Receivable” means a Receivable as to which the Obligor is the United States federal government, any political subdivision thereof, or any agency of the foregoing.

“Group” means the Blue Ridge Group or the Falcon Group.

“Incremental Purchase” means a purchase of one or more Receivable Interests which increases the total outstanding Capital hereunder.

“Intended Characterization” means, for income tax purposes, the characterization of the acquisition by the Purchasers of Receivable Interests as a loan or loans by the Purchasers to the Seller secured by the Receivables, the Related Security, the Collection Accounts and the Collections.

“Invoice” means, collectively, with respect to any Receivable, any and all instruments, bills of lading, invoices or other writings which evidence such Receivable or the goods underlying such Receivable.

“Labor Actions” has the meaning set forth in Section 5.1(b)(vi).

“Level I Trigger Event” means the failure of Yellow Roadway Corporation to maintain a Total Leverage Ratio (as defined in the Yellow Credit Agreement as in effect on December 11, 2003) or a Consolidated Interest Coverage Ratio (as defined in the Yellow Credit Agreement as in effect on December 11, 2003) as set forth in the table below:

TOTAL LEVERAGE RATIO	CONSOLIDATED INTEREST COVERAGE RATIO

< 3.25 : 1.00 at any time between and including 12/11/03 and 12/31/04	> 4.50 : 1.00 for the Test Period (as defined in the Yellow Credit Agreement as in effect on 12/11/03) ending 12/31/03 or for any Test Period during the fiscal year ending 12/31/04

< 2.75 : 1.00 at any time during the fiscal year ending 12/31/05	> 4.75 : 1.00 for any Test Period thereafter

< 2.50 : 1.00 at any time thereafter

“Level II Trigger Event” means the failure of Yellow Roadway Corporation to maintain a Total Leverage Ratio (as defined in the Yellow Credit Agreement as in effect on December 11, 2003) or a Consolidated Interest Coverage Ratio (as defined in the Yellow Credit Agreement as in effect on December 11, 2003) as set forth in the table below.

TOTAL LEVERAGE RATIO	CONSOLIDATED INTEREST COVERAGE RATIO

< 4.00 : 1.00 at any time between and including 12/11/03 and 12/31/04	> 3.75 : 1.00 for the Test Period ending 12/31/03 or for any Test Period during the fiscal year ending 12/31/04

< 3.50 : 1.00 at any time during the fiscal year ending 12/31/05	> 4.00 : 1.00 for any Test Period thereafter

< 3.25 : 1.00 at any time thereafter

“LIBOR Rate” means the rate per annum equal to the sum of (i)(a) the rate at which deposits in U.S. Dollars are offered by the Reference Bank to first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the relevant Tranche Period, such deposits being in the approximate amount of the Capital of the Receivable Interest to be funded or maintained, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Tranche Period plus (ii) the Applicable Margin for “Revolving Loans” maintained as “Eurodollar Loans” (in each case, as defined in the Yellow Credit Agreement). The LIBOR Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

“Liquidity Agreement” means the Blue Ridge Liquidity Agreement or the Falcon Liquidity Agreement.

“Liquidity Termination Date” means May 20, 2005 (or if such date is not a Business Day, the next preceding Business Day).

“Loss Reserve Percentage” means, on any date of determination, the greater of (i) 12.0%, and (ii) the percentage equal to (a) 2.00, multiplied by (b) the highest of the past twelve rolling 3-Calculation Period average Default Ratios, multiplied by (c) a fraction having a numerator equal to the aggregate amount of Receivables generated during the preceding 4 Calculation Periods and denominator equal to the Net Receivables Balance on the date of determination.

“Mandatory Reduction Amount” has the meaning set forth in Section 1.5.6.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition, business or operations of the Seller or any Originator, (ii) the ability of the Seller or any Originator to perform its obligations under any Transaction Document, (iii) the legality, validity or enforceability of this Agreement, any Transaction Document or any Collection Account Agreement or Collection Notice relating to a Collection Account into which a material portion of Collections are deposited, (iv) the Seller’s or any Purchaser’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

“Monthly Report” means a report, in substantially the form of Exhibit VIII hereto (appropriately completed), furnished by the Servicer to the Agents pursuant to Section 6.5.

“Net Receivables Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time, reduced by the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor.

“New Concentration Account” has the meaning set forth in Section 5.1(l).

“Obligations” shall have the meaning set forth in Section 1.5.1.

“Obligor” means a Person obligated to make payments pursuant to an Invoice.

“Originator” means either of (a) Yellow Transportation, Inc., an Indiana corporation, or (b) Roadway Express, Inc., a Delaware corporation.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof, and shall exclude any interest or finance charges thereon, without regard to whether any of the same shall have been capitalized.

“Percentage” means 66.66666667% for the Falcon Group and 33.33333333% for the Blue Ridge Group.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, or any other entity, or organization, including a government or political subdivision or agent or instrumentality thereof.

“Pooled Commercial Paper” means Commercial Paper notes of a Conduit subject to any particular pooling arrangement by such Conduit, but excluding Commercial Paper issued by a Conduit for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by such Conduit.

“Potential Servicer Default” means an event which, with the passage of time or the giving of notice, or both, would constitute a Servicer Default.

“Pro Rata Share” means, for each Committed Purchaser, the Commitment of such Committed Purchaser divided by its Group’s Percentage of the Purchase Limit, adjusted as necessary to give affect to the application of the terms of Section 2.5.

“Purchase” means an Incremental Purchase or a Reinvestment.

“Purchase Limit” means the aggregate of the Commitments of the Committed Purchasers hereunder (which aggregate amount is $300,000,000 as of the date of this Agreement).

“Purchase Price” means, with respect to any Incremental Purchase, the least of:

(a) the amount of Capital requested by the Seller in the applicable Purchase Notice,

(b) the remaining unused portion of the Purchase Limit on the applicable purchase date, and

(c) the maximum amount by which the aggregate outstanding Capital could be increased such that after giving effect to such increase in Capital, the Net

Receivables Balance will equal or exceed the product of (i) the sum of 100% plus the Aggregate Reserve Percentage, times (ii) the aggregate outstanding Capital after giving effect to such Incremental Purchase.

“Purchaser” means a Conduit or a Committed Purchaser, as applicable.

“Receivable” means the indebtedness and other obligations owed (at the time it arises, and before giving effect to any transfer or conveyance contemplated under the Sale Agreement or hereunder) to an Originator, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the provision of freight shipping and ancillary services by such Originator and includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual Invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction.

“Receivable Interest” means, at any time, an undivided percentage ownership interest associated with a designated amount of Capital selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Such undivided percentage interest shall equal:

                    C

NRB - (ARP x NRB)

where:

C	= the Capital of such Receivable Interest.

ARP	= the Aggregate Reserve Percentage.

NRB	= the Net Receivables Balance.

Such undivided percentage ownership interest shall be initially computed on its date of purchase. Thereafter, until the Amortization Date, each Receivable Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Amortization Date. The variable percentage represented by any Receivable Interest as computed (or deemed recomputed) as of the close of the business day immediately preceding the Amortization Date shall remain constant at all times thereafter.

“Records” means, with respect to any Receivable, all Invoices and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Reduction Notice” has the meaning set forth in Section 1.3.

“Reference Bank” means, with respect to each Group at any time, the bank that is then acting as its Co-Agent.

“Reinvestment” has the meaning set forth in Section 1.5.2.

“Related Security” means, with respect to any Receivable:

(i) all of the Seller’s interest in the goods, the shipment of which gave rise to such Receivable, and any and all insurance contracts with respect thereto,

(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Invoice related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Invoice related to such Receivable or otherwise,

(iv) all Records related to such Receivables,

(v) all of the Seller’s right, title and interest in, to and under the Sale Agreement and each bill of lading, instrument, document or agreement executed in connection therewith in favor of or otherwise for the benefit of the Seller; and

(vi) all proceeds of any of the foregoing.

“Required Notice Period” means the number of days required notice set forth below applicable to the Aggregate Reduction indicated below:

Aggregate Reduction	Required Notice Period
< or = $100,000,000	two Business Days
> $100,000,000	five Business Days

“Reserve Requirement” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed against the Reference Bank in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of the Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock to an Originator, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of the Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Indebtedness evidenced by the Subordinated Note (as defined in the Sale

Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of the Seller now or hereafter outstanding, and (v) any payment of management fees by the Seller.

“Sale Agreement” means that certain Receivables Sale Agreement of even date herewith between the Seller, as purchaser, and the Originators, as sellers, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Servicer” means at any time the Person (which may be one of the Agents) then authorized pursuant to Article VI to service, administer and collect Receivables.

“Servicer Default” has the meaning specified in Article VII.

“Servicer Fee” has the meaning specified in Section 1.9.

“Servicer Fee Reserve” means, on any date, an amount determined pursuant to the following formula:

SFP x NRB x 2 x DSO

                    360

where:

SFP = the Servicer Fee Percentage as of the date of determination;

NRB = the Net Receivables Balance as of the opening of business of the Servicer on such date; and

DSO = the Days Outstanding on such date of determination.

“Servicer Fee Percentage” means 2% or such other percentage as may be agreed upon between the Administrative Agent and the Servicer as an arms-length rate for the Servicer Fee.

“Settlement Date” means (A) except during an Asynchronous Accounting Period, the 20th day of each month (or, if any such day is not a Business Day, the next succeeding Business Day), (B) during an Asynchronous Accounting Period, the 24th day of the month following the last day of each such period (or, if any such day is not a Business Day, the next succeeding Business Day), and (C) the last day of the relevant Tranche Period in respect of each Receivable Interest of the Committed Purchasers.

“Settlement Period” means (A) in respect of each Receivable Interest of a Conduit, the immediately preceding Accrual Period, and (B) in respect of each Receivable

Interest of either Group’s Committed Purchasers, the entire Tranche Period of such Receivable Interest.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Seller.

“Terminating Tranche” has the meaning set forth in Section 1.7.3(b).

“Tranche Period” means, with respect to any Receivable Interest held by a Committed Purchaser:

(a) if Discount for such Receivable Interest is calculated on the basis of the LIBOR Rate, a period of one, two, three or six months, or such other period as may be mutually agreeable to the applicable Co-Agent and Seller, commencing on a Business Day selected by Seller or the applicable Co-Agent pursuant to this Agreement. Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; or

(b) if Discount for such Receivable Interest is calculated on the basis of the Base Rate, a period commencing on a Business Day selected by Seller and agreed to by the applicable Co-Agent, provided no such period shall exceed one month.

If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the LIBOR Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day. In the case of any Tranche Period for any Receivable Interest of which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Tranche Period shall end on the Amortization Date. The duration of each Tranche Period which commences after the Amortization Date shall be of such duration as selected by the applicable Co-Agent.

“Transaction Documents” means, collectively, this Agreement, the Sale Agreement, the Fee Letters, the Liquidity Agreements, each Collections Notice and all other instruments, documents and agreements executed and delivered by the Seller or any Originator in connection herewith.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Wachovia” has the meaning set forth in the preamble to this Agreement.

“Yellow Credit Agreement” has the meaning set forth in Section 7.1(h) of this Agreement.

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

EXHIBIT II

CHIEF EXECUTIVE OFFICE OF THE SELLER; LOCATIONS OF RECORDS;

FEDERAL EMPLOYER IDENTIFICATION NUMBER AND ORGANIZATIONAL

IDENTIFICATION NUMBER

Chief Executive Office:

10990 Roe Avenue

Overland Park, KS 66211

Location of Records:

10990 Roe Avenue

Overland Park, KS 66211

Federal Employer Identification Number:

Yellow Roadway Receivables Funding Corporation:	71-0966967

Organizational Identification Number (Delaware):

Yellow Roadway Receivables Funding Corporation:	3794014

Trade Names and Assumed Names:

None (other than its corporate name, Yellow Roadway Receivables Funding Corporation)

EXHIBIT III

LOCKBOXES; COLLECTION ACCOUNTS;

CONCENTRATION ACCOUNTS; AND DEPOSITARY ACCOUNTS

TYPE OF ACCT.	ACCOUNT #	BANK NAME	CITY, STATE
YELLOW TRANSPORTATION, INC.
(f/k/a YELLOW FREIGHT SYSTEM, INC.)

Concentration	3750962424	Bank of America	Dallas, TX

YELLOW ROADWAY RECEIVABLES FUNDING CORPORATION, INC.

•	CHANGED FROM ROADWAY FUNDING, INC.

Concentration / Lockbox	11-02227	Bank One	Chicago, IL

YELLOW ROADWAY RECEIVABLES FUNDING CORPORATION, INC.

•	CHANGED FROM ROADWAY EXPRESS, INC.

ACH/Electronic Deposits	872035497	Bank One	Columbus, Ohio
Merchant Card	100160594	Bank One	Columbus,

YELLOW ROADWAY RECEIVABLES FUNDING CORPORATION, INC.

•	CHANGED FROM YELLOW RECEIVABLES CORPORATION

Driver Collect	3750967393	Bank of America	Dallas, TX
Concentration / Lockbox	3751433761	Bank of America	Dallas, TX
Concentration / Lockbox	55-03450	Bank One	Chicago, IL
ACH & Electronic 820 Test	10-54816	Bank One	Chicago, IL

ACCOUNT CLOSED
Collection	3750962356	Bank of America	Dallas, TX

EXHIBIT IV

FORM OF COMPLIANCE CERTIFICATE

To:	Bank One, NA (Main Office Chicago), as Falcon Agent and as Administrative Agent Wachovia Bank, National Association, as Blue Ridge Agent

This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement dated as of May 21, 2004, among Yellow Roadway Receivables Funding Corporation (the “Seller”), the Purchasers party thereto, Wachovia Bank, National Association, as Blue Ridge Agent, and Bank One, NA (Main Office Chicago), as Falcon Agent and as Administrative Agent (the “Agreement”).

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                  of the Seller;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Seller and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Servicer Default or Potential Servicer Default, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Seller has taken, is taking, or proposes to take with respect to each such condition or event:]

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this              day of                         .

SCHEDULE I TO COMPLIANCE CERTIFICATE

Schedule of Compliance with Section 7.1(i) of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the month ended:

EXHIBIT V

FORM OF COLLECTION ACCOUNT AGREEMENT

COLLECTION ACCOUNT AGREEMENT

May 21, 2004

Bank One, NA

1 Bank One Plaza

Chicago, IL 60670

Attention: Cheryl M. Bell

Re:	Yellow Roadway Receivables Funding Corporation

Ladies and Gentlemen:

You have exclusive control of the P.O. Boxes (each a “Lock-Box” and collectively, the “Lock-Boxes”) and accounts (each an “Existing Account” and collectively, the “Existing Accounts”) listed in Exhibit I for the purpose of receiving mail and/or processing payments pursuant to that certain lock-box services agreement (the “Agreement”) dated June 1, 1994 between you and                      (the “Customer”). You hereby confirm your agreement to perform the services described therein. Among the services you have agreed to perform therein is to endorse all checks and other evidences of payment, and credit such payments to an Existing Account maintained with you in the name of the Customer.

We understand that Bank One, NA (as the “Collection Bank”) and Bank One National Processing Corporation (“BONPC”) work together to provide services with respect to the Lock-Boxes. All references herein to “you” and “your” shall mean the Collection Bank and BONPC, as applicable.

Customer hereby transfers and assigns all of its right, title and interest in and to, and exclusive ownership and control over, the Lock-Boxes to Yellow Roadway Receivables Funding Corporation (“Seller”). Customer and Seller hereby request that from and after May 21, 2004, the Existing Accounts be re-titled in the name of Seller (so retitled, the “Collection Accounts”) for the purposes of that certain Receivables Purchase Agreement (the “Receivables Purchase Agreement”) dated as of May 21, 2004 among Seller, as seller, Falcon Asset Securitization Corporation, as a conduit, Blue Ridge Asset Funding Corporation, as a conduit, the financial institutions from time to time a party thereto, as committed purchasers, and Bank One, NA, as administrative agent (the “Agent”).

Customer and Seller hereby irrevocably instruct you, and you hereby agree, that from the date hereof, you shall comply with instructions originated by the Agent, directing disposition of the funds in the Collection Accounts without further consent of the Customer or Seller. The Agent hereby authorizes you to take instructions from the Seller, on behalf of the Agent, with respect to the funds delivered to the Lock-Boxes and/or on deposit in the Collection Accounts until such time as you receive notice from the Agent in the form attached hereto as Annex A.

We hereby irrevocably instruct you, and you hereby agree, that upon receiving notice from the Agent in the form attached hereto as Annex A: (i) the name of the Collection Accounts will be changed to “Bank One, NA, for itself and as agent” (or any designee of Bank One) and the Agent will have exclusive ownership of and access to such Collection Accounts, and neither we nor any of our affiliates will have any control of such Collection Accounts or any access thereto, (ii) you will either continue to send the funds from the Lock-Boxes to the Collection Accounts, or will redirect the funds as the Agent may otherwise request, (iii) you will transfer monies on deposit in the Collection Accounts, at any time, as directed by the Agent, (iv) all services to be performed by you under the Agreement will be performed on behalf of the Agent, and (v) all correspondence or other mail which you have agreed to send us will be sent to the Agent at the following address:

Bank One, NA, as Agent

Mail Code IL1-1729

1 Bank One Plaza

Chicago, Illinois 60670

Attention: Asset-Backed Finance

Moreover, upon such notice, the Agent will have all rights and remedies given to Customer or Seller under the Agreement. Each of Customer and Seller agrees, however, to continue to pay all fees and other assessments due thereunder at any time.

You hereby acknowledge that monies deposited in the Collection Accounts or any other account established with you by the Agent for the purpose of receiving funds from the Lock-Boxes are subject to the liens of the Agent for itself and as agent under the Receivables Purchase Agreement, and will not be subject to deduction, set-off, banker’s lien or any other right you or any other party may have against Customer or Seller, except that you may debit the Collection Accounts for any items deposited therein that are returned or otherwise not collected and for all charges, fees, commissions and expenses incurred by you in providing services hereunder, all in accordance with your customary practices for the charge back of returned items and expenses.

You hereby agree that (i) you are a “bank” within the meaning of Section 9-102 of the Uniform Commercial Code as is in effect in the State of Illinois (the “UCC”), (ii) the Collection Accounts constitute “deposit accounts” within the meaning of Section 9-102 of the UCC and (iii) this letter agreement shall constitute an “authenticated record” for purposes of Section 9-104 of the UCC. The Customer and Seller hereby grant to and confer upon the Agent “control” of the Lock-Boxes and Collection Accounts as contemplated in Section 9-104 (and similar and related provisions) of the UCC.

You will be liable only for direct damages in the event you fail to exercise ordinary care. You shall be deemed to have exercised ordinary care if your action or failure to act is in conformity with general banking usages or is otherwise a commercially reasonable practice of the banking industry. You shall not be liable for any special, indirect or consequential damages, even if you have been advised of the possibility of these damages. You will not be liable for any failure to perform your obligations when the failure arises out of causes beyond your control, including, without limitation, an act of a governmental regulatory/authority, an act of God, accident, equipment failure, labor disputes or system failure, provided you have exercised such diligence as the circumstances require.

Nothing in this Agreement, unless otherwise agreed in writing, or any course of dealing between you, the Customer, the Seller or the Agent, commits or obligates you to extend any overdraft or other credit to the Customer, the Seller or the Agent.

You or the Agent, upon thirty (30) days notice to the other parties, may terminate this Agreement. Any claim or cause of action of any party against any other relating to this Agreement which existed at the time such termination becomes effective shall survive the termination. All mail received after the date specified in such notice of termination (the “Termination Date”) shall be returned by you to the Agent by first class mail or such other means mutually agreeable to you and the Agent, and all funds received in the Collection Accounts after the Termination Date shall be sent by you to an account specified by the Agent. Notwithstanding the foregoing, you acknowledge that monies deposited in the Collection Accounts after the Termination Date shall continue to be subject to the liens of the Agent for itself and as agent under the Receivables Purchase Agreement, and will not be subject to deduction, set-off, banker’s lien or any other right you or any other party may have against Customer or Seller, except as otherwise provided in this letter agreement.

The Customer and Seller agree to indemnify you for, and hold you harmless from, all claims, damages, losses, liabilities and expenses, including legal fees and expenses, resulting from or with respect to this Agreement and the administration and maintenance of the Collection Accounts and the services provided hereunder, including, without limitation: (a) any action taken, or not taken, by you in regard thereto in accordance with the terms of this Agreement, (b) the breach of any representation or warranty made by the Seller pursuant to this Agreement, (c) any item, including, without limitation, any automated clearinghouse transaction, which is returned for any reason, and (d) any failure of the Seller to pay any invoice or charge to you for services in respect to this Agreement and the Collection Accounts or any amount owing to you from the Customer with respect thereto or to the service provided hereunder.

The parties acknowledge that you may assign or transfer your rights and obligations hereunder to a wholly-owned subsidiary of Bank One Corporation.

This letter agreement and the rights and obligations of the parties hereunder will be governed by and construed and interpreted in accordance with the laws of the State of Illinois. This letter agreement may be executed in any number of counterparts and all of such counterparts taken together will be deemed to constitute one and the same instrument.

This letter agreement contains the entire agreement between the parties, and may not be altered, modified, terminated or amended in any respect, nor may any right, power or privilege of any party hereunder be waived or released or discharged, except upon execution by all parties hereto of a written instrument so providing. In the event that any provision in this letter agreement is in conflict with, or inconsistent with, any provision of the Agreement, this letter agreement will exclusively govern and control. Each party agrees to take all actions reasonably requested by any other party to carry out the purposes of this letter agreement or to preserve and protect the rights of each party hereunder.

Please indicate your agreement to the terms of this letter agreement by signing in the space provided below. This letter agreement will become effective immediately upon execution of a counterpart of this letter agreement by all parties hereto.

Very truly yours,

By:
Name:
Title:

YELLOW ROADWAY RECEIVABLES FUNDING CORPORATION

By:
Name:
Title:

Acknowledged and agreed to this day of May, 2004:

BANK ONE, NA as Collection Bank

By:
Name:
Title:

BANK ONE, NA (MAIN OFFICE CHICAGO), as Agent

By:
Name:
Title:

EXHIBIT I

LOCK-BOXES AND ACCOUNTS

Lock-Boxes	Accounts

ANNEX A

FORM OF COLLECTION NOTICE

[ON LETTERHEAD OF THE AGENT]

[DATE]

[Collection Bank Name and Address]

Attention:

Re:	[Seller]

Ladies and Gentlemen:

We hereby notify you that we are exercising our rights pursuant to that certain letter agreement among [Customer], [Seller], you and us, to have the name of, and to have exclusive ownership and control of, the accounts numbered                      (the “Collection Accounts”) maintained with you, transferred to “                                    , as Agent.” [The Collection Account will henceforth be a zero-balance account, and funds deposited in the Collection Account should be sent at the end of each day to                         ]. You have further agreed to perform all other services you are performing under that certain agreement dated                  between you and [Customer] on our behalf.

We appreciate your cooperation in this matter.

Very truly yours,

BANK ONE, NA, as Agent

By:
Name:
Title:

EXHIBIT VI

CREDIT AND COLLECTION POLICY

[See Exhibit IV to the Receivables Sale Agreement]

EXHIBIT VII

FORM OF INVOICE(S)

[attached]

EXHIBIT VIII

FORM OF MONTHLY REPORT

Yellow Roadway Receivables Funding Corporation

A.	MONTHLY ACTIVITY

a. Beginning Receivables Balance (Ending Receivables Balance from the previous period)

b. New Invoices (Gross Sales)

c. Cash Collections from Entire Portfolio

d. Total Dilution

e. Write-offs

f. Other adjustments

g. Ending Receivables Balance (a+b-c-d-e-f)

h. Number of Days in the Month

B.	ELIGIBLE RECEIVABLES

a. Accounts with over 50% of unpaid balances > 121 days past date of invoice

b. Due from foreign obligors

c. Non-US Dollar denominated receivables

d. Off - Bill Discounts

e. Overcharge Claims

f. Cargo Claims

g. Unapplied Cash

h. Due to Interlines

i. Inter-company Receivables

j. Receivables not already excluded > 121 days from date of invoice

k. Current Receivables in Collection Dept

l. Receivables with right of set-off (memo)

m. Contra Balances (Potential Offsets: Lesser of Receivable or Payable)

n. Miscellaneous

o. Subtotal

p. Eligible Receivables (A.h - B.o)

C.	NET RECEIVABLES BALANCE	Outstandings	Excess

a. U.S. Government (not to exceed 5% of B.p)

b. Top Ten Obligors (no obligor to exceed 3% of B.p)
1
2
3
4
5
6
7
8
9
10

Total Excess Concentration

	c. Proportional Deferred Revenue (not to exceed 15% of Eligible Receivables)	Outstandings	Excess

d. Net Receivables Balance (B.p - C.a - C.b - C.c)

D.	SERVICER FEE RESERVE

a. Servicer Percentage

b. Days Outstanding ((A.a + A.g)/2 x A.h/A.b)

c. Servicer Fee Reserve Percentage (a x b x 2 /360)

E.	DISCOUNT RESERVE

a. Accrued and Unpaid Discount

b. Accrued and Unpaid Fees Pursuant to the Fee Letter and Servicer Fees

c. Capital outstanding at Month End

d. Highest Discount Rate on a Receivable Interest

e. Days Outstanding (See D.b)

f. Discount Reserve ((a + b +(c x 1.5 x d x 2 x e)/360)

g. Discount Reserve Percentage (f/C.d)

F.	DILUTION RESERVE Dilution
		Dilution	Sales 1 Mo Prior	Dilution Ratio

a. Dilution Ratio is Dilution over Sales 1 Month Prior

b. Expected Dilution = Average of last 12 Dilution Ratios

c. Dilution Spike is Highest of the last 12 Dilution Ratios

d. Sales of Current Month

e. Dynamic Dilution Reserve Percentage {[((2.00 x b) + (c - b) x (c/b)) x d]/C.d}

f. Dilution Reserve Percentage Floor

g. Dilution Reserve Percentage

G.	LOSS RESERVE
		151 -180 Days Old	Write-Offs	Sales 5 Mos Prior	Default Ratio

a. Default Ratio is Receivables 151 - 180 days old plus Write-offs of less than 151 days old over

b. Highest of past 12 3-Month Rolling Average Default Ratios

c. Sales for most recent 4 Months

d. Dynamic Loss Reserve Percentage ((2.00 x b x c)/C.d)

e. Loss Reserve Percentage Floor

f. Loss Reserve Percentage

H.	AGGREGATE RESERVE PERCENTAGE

a. Sum of all Reserve % (D.c + E.g + F.g + G.f)

I.	DELINQUENCY RATIO	121 -150 Days Old	Total Rec. Balance	Delinquency Ratio

Current Month 1 Month Ago 2 Months Ago a. Average for most Recent 3 Months

J.	SERVICER DEFAULT TRIGGERS		Current	Trigger		Default?

	a. 3-Month Average Delinquency Ratio (See I.a) b. 3-Month Average Dilution Ratio (See Combined) c. 3-Month Average Default Ratio (See Combined) d. Aggregate Receivables Interest ((E.c/(C.d-H.c x C.d))			2.50 8.25 2.50 100.00	% % % %

K.	CAPITAL ADJUSTMENTS

a. Net Receivables Balance (See C.d)

	b. Aggregate Reserve (H.a x K.a) Maximum Supportable (a - b) Facility Limit		300,000,000

c. Maximum Funding; Lesser of Facility Limit or Maximum Supportable

d. Capital outstanding (See E.c) at Month End Falcon’s Share Blue Ridge’s Share

e. Available Funding (c - d if positive)

f. Funding Shortfall Owed to Falcon (c - d if negative)

g. Capital as of most recent Report - prior month ending

h. Capital Paydowns

i. New Purchase Requested (no greater than K.e)

j. Capital after Settlement (g - h + i)

Blue Ridge’s Share

Falcon’s Share

L.	RECEIVABLES AGING	$ Amount	Percent

a. Current Receivables

b. 31 - 60 Days Old

c. 61 - 90 Days Old

d. 91 - 120 Days Old

e. 121 - 150 Days Old

f. 151 - 180 Days Old

g. 181 + Days Old

TOTAL

The undersigned hereby represents and warrants to Bank One NA , as Administrative Agent, pursuant to the Receivables Purchase Agreement dated May XX, 2004 between Yellow Receivables Corporation, Falcon Asset Securitization Corporation, Blue Ridge Asset Funding Corporation, the Financial Institutions party thereto and Bank One, as in effect on the date hereof, that the above information is accurate and complete as of _______________________.

By:

Name:

Title:

EXHIBIT IX

FORM OF PURCHASE NOTICE

[Date]

Bank One, NA (Main Office Chicago), as Falcon Agent

1 Bank One Plaza, IL1-1729

Asset-Backed Finance

Chicago, Illinois 60670-1729

Attention: Falcon Conduit Administrator and John Kuhns

Wachovia Bank, National Association, as Blue Ridge Agent

191 Peachtree Street, N.E.

22nd Floor, Mail Stop GA-8088

Atlanta, Georgia 30303

Attention: Eero Maki

Ladies and Gentlemen:

The undersigned, Yellow Roadway Receivables Funding Corporation, refers to the Receivables Purchase Agreement, dated as of May 21, 2004 (the “Receivables Purchase Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, Falcon Asset Securitization Corporation (“Falcon”), Blue Ridge Asset Funding Corporation (“Blue Ridge” and, together with Falcon, the “Conduits”), certain Committed Purchasers parties thereto, Wachovia Bank, National Association, as Blue Ridge Agent, and Bank One, NA (Main Office Chicago), as Falcon Agent and Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 1.2 of the Receivables Purchase Agreement that the undersigned hereby requests an Incremental Purchase under the Receivables Purchase Agreement, and in that connection sets forth below the information relating to such Incremental Purchase (the “Proposed Purchase”) as required by Section 1.2 of the Receivables Purchase Agreement:

(i) The Business Day of the Proposed Purchase is             .

(ii) The requested Purchase Price in respect of the Proposed Purchase is $            , of which the Blue Ridge Group’s Percentage is $            ; and the Falcon Group’s Percentage is $            .

(iii) The requested Purchasers in respect of the Proposed Purchase are the [Conduits] [Committed Purchasers].

(iv) If the Proposed Purchase is to be funded by the Committed Purchasers, the duration of the initial Tranche Period for the Proposed Purchase is              [days] [months].

(v) If the Proposed Purchase is to be funded by the Committed Purchasers, the Discount Rate related to such initial Tranche Period is requested to be the [LIBOR] [Base] Rate.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Purchase (before and after giving effect to the Proposed Purchase):

(A) the representations and warranties set forth in Section 3.1 [(other than Section 3.1(k)] of the Receivables Purchase Agreement are correct on and as of such date, as though made on and as of such date;

(B) no event has occurred, or would result from the Proposed Purchase that will constitute a Servicer Default, and no event has occurred and is continuing, or would result from such Proposed Purchase, that would constitute a Potential Servicer Default; and

(C) the Liquidity Termination Date has not occurred, the aggregate Capital of all Receivable Interests of the Purchasers shall not exceed the Purchase Limit and the aggregate Receivable Interests of the Purchasers does not exceed 100%.

Very truly yours,

YELLOW ROADWAY RECEIVABLES FUNDING CORPORATION

By:
Title:

SCHEDULE A

DOCUMENTS AND RELATED ITEMS TO BE DELIVERED TO

THE ADMINISTRATIVE AGENT

ON OR PRIOR TO THE EFFECTIVENESS OF THE RECEIVABLES PURCHASE

AGREEMENT

I. Receivables Sale Agreement

A. Receivables Sale Agreement dated as of May 21, 2004 (the “Sale Agreement”) by and between Yellow Transportation, Inc., an Indiana corporation (the “Originator”), and Yellow Roadway Receivables Funding Corporation, a Delaware corporation (“Yellow-SPC”), with the following exhibits:

Exhibit I -	Definitions
Exhibit II -	Places of Business of Originator; Locations of Records; Trade Names; Prior Names; Federal Employer I.D. Number
Exhibit III -	Compliance Certificate
Exhibit IV -	Credit and Collection Policy
Exhibit V -	Subordinated Note

B. Subordinated Notes dated May 21, 2004 executed by Yellow-SPC in favor of each of the two Originators.

C. Certificate of each Originator’s [Assistant] Secretary certifying:

1. An attached copy of such Originator’s Articles/Certificate of Incorporation (certified within 60 days prior to closing by the Indiana Secretary of State)

2. An attached copy of such Originator’s By-Laws

3. An attached copy of resolutions of such Originator’s Board of Directors authorizing such Originator’s execution, delivery and performance of the Sale Agreement and related documents

4. The names, titles and specimen signatures of such Originator’s officers authorized to execute and deliver the Sale Agreement and related documents

D. Good standing certificates for Yellow Transportation, Inc. from the States of Indiana and Kansas certified within 30 days prior to closing, and for Roadway Express, Inc. from the States of Delaware and Ohio certified within 30 days prior to closing.

E. Pre-filing state and federal tax lien, judgment lien and UCC lien searches against each Originator from its jurisdiction of incorporation and the jurisdiction where it maintains its chief executive office.

F. UCC Financing Statements naming each Originator, as debtor, and Bank One, NA, as Administrative Agent, as total assignee of secured party, for filing in each Originator’s jurisdiction of incorporation.

G. Post-filing UCC lien searches against each Originator from its jurisdiction of incorporation. [post-closing]

H. Collection Account Agreements

1. Bank of America [within 60 days post-closing]

2. Bank One

I. Opinions:

1. Corporate/UCC opinions

2. True Sale/Non-consolidation opinion

J. CFO’s Compliance Certificate.

K. Letter of release signed by Deutsche Bank.

L. UCC-3 Termination Statements with respect to the existing deal.

II. Receivables Purchase Agreement

A. Receivables Purchase Agreement dated as of May 21, 2004 (the “Purchase Agreement”) by and among Yellow-SPC, Falcon Asset Securitization Corporation, Blue Ridge Asset Funding Corporation, Wachovia Bank, National Association, individually and as Blue Ridge Agent, and Bank One, NA, individually, as Falcon Agent and as Administrative Agent (in such capacity, the “Administrative Agent”) with the following exhibits:

Exhibit I -	Definitions
Exhibit II -	Places of Business of Yellow-SPC; Locations of Records; Trade Names; Federal Employer I.D. Number, Organization I.D. Number
Exhibit III -	Lockboxes; Collection Accounts; Concentration Accounts; and Depositary Accounts
Exhibit IV -	Compliance Certificate
Exhibit V -	Collection Account Agreement
Exhibit VI -	Credit and Collection Policy
Exhibit VII -	Form(s) of Invoice(s)
Exhibit VIII -	Monthly Report
Exhibit IX -	Form of Purchase Notice

B. Fee Letter dated as of May 21, 2004 by and between Yellow-SPC and the Falcon Agent.

C. Fee Letter dated as of May 21, 2004 by and between Yellow-SPC and the Blue Ridge Agent.

D. Certificate of Yellow-SPC’s [Assistant] Secretary certifying:

1. An attached copy of Yellow-SPC’s Certificate of Incorporation (certified within 30 days prior to closing by the Delaware Secretary of State)

2. An attached copy of Yellow-SPC’s By-Laws

3. An attached copy of resolutions of Yellow-SPC’s Board of Directors authorizing Yellow-SPC’s execution, delivery and performance of the Purchase Agreement and related documents

4. The names, titles and specimen signatures of Yellow-SPC’s officers authorized to execute and deliver the Purchase Agreement and related documents

E. Good standing certificates for Yellow-SPC from the following states certified within 30 days prior to closing:

1. Delaware

2. Kansas

F. UCC Financing Statement naming Yellow-SPC, as debtor, and the Administrative Agent, as secured party, for filing with the Secretary of State of Delaware.

G. Post-filing UCC lien searches against Yellow-SPC from the Secretary of State of Delaware [Post-closing]

H. [Reserved]

I. Purchase Notice executed by Yellow-SPC.

J. Opinion of Yellow-SPC’s re corporate/UCC issues

K. Yellow-SPC’s CFO’s Compliance Certificate.

L. Liquidity Agreement dated as of May 21, 2004 by and between Falcon and Bank One.

M. Liquidity Agreement dated as of May 21, 2004 by and between Blue Ridge and Wachovia.